UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934 (Amendment No. )

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Filed by a Party other than the Registrant ☐

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☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒    Definitive Proxy Statement
☐     Definitive Additional Materials
☐     Soliciting Material under §240.14a-12

LADDER CAPITAL CORP
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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To the Stockholders of Ladder Capital Corp:

I am pleased to invite you to attend the annual meeting of stockholders of Ladder Capital Corp. The annual meeting will be held on June 5, 2018 at 11:00 a.m., Eastern Time, via live webcast on the Internet. You will be able to attend and submit your questions during the meeting at www.virtualshareholdermeeting.com/LADR2018.

Information about the meeting, nominees for the election of directors and the proposals to be voted on by stockholders is presented in the following notice of annual meeting and proxy statement.

With respect to the matters to consider at the annual meeting, the Board of Directors unanimously recommends that you vote:

•	FOR the election of the nominee for director in Proposal 1;

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm in Proposal 2;

•	FOR the resolution approving, on a non-binding, advisory basis, our executive compensation as described in this proxy statement (“Say on Pay”) in Proposal 3; and

•	FOR every “3 YEARS” as the preferred frequency for future non-binding advisory votes on executive compensation (“Say on Frequency”) in Proposal 4.

Whether or not you plan to attend the annual meeting, please vote using the procedures described on the Notice of Internet Availability of Proxy Materials or on the proxy card. It is important that your shares be represented.

Thank you for your continued support.

Sincerely,

/s/ Alan H. Fishman
Alan H. Fishman
Chairman of the Board of Directors

LADDER CAPITAL CORP
345 Park Avenue, 8th Floor
New York, New York 10154

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
June 5, 2018
11:00 a.m., Eastern Time

The Annual Meeting of Stockholders of Ladder Capital Corp will be held virtually via a live webcast on June 5, 2018 at 11:00 a.m., Eastern Time, for the following purposes:

Items of Business

1.	Reelection of Douglas Durst to the Board of Directors;

2.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2018;

3.	Approval of a non-binding, advisory resolution to approve our executive compensation (“Say on Pay”); and

4.	Approval of a non-binding, advisory resolution on the frequency of future advisory stockholder votes to approve executive compensation (“Say on Frequency”).

In addition, at the Annual Meeting we will transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

The Record Date for this meeting is the close of business on April 9, 2018.

Sincerely,

/s/ Alan H. Fishman
Alan H. Fishman
Chairman of the Board of Directors

New York, NY
April 26, 2018

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 5, 2018:
The Notice of Internet Availability of Proxy Materials, Notice of Meeting and
Proxy Statement are available free of charge at www.proxyvote.com

LADDER CAPITAL CORP
345 Park Avenue
New York, New York 10154

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS

June 5, 2018

GENERAL INFORMATION

Why am I receiving these materials?

Ladder Capital Corp (“Ladder” or the “Company”) has made these materials available to you on the Internet or, upon your request, has delivered printed versions of these materials to you by mail, in connection with the Company’s solicitation of proxies for use at the 2018 annual meeting of stockholders (the “Annual Meeting”) to be held virtually on June 5, 2018 at 11:00 a.m., Eastern Time, and at any postponement(s) or adjournment(s) thereof. The Annual Meeting will be conducted via a live webcast on the Internet at www.virtualshareholdermeeting.com/LADR2018.

We are providing you this proxy statement (the “Proxy Statement”) and the enclosed proxy card or the Notice of Internet Availability of Proxy Materials (the “Notice”) because the Company’s Board of Directors (the “Board”) is soliciting your proxy to vote at the Annual Meeting. You are invited to attend the Annual Meeting via the Internet to vote on the proposals described in this Proxy Statement. However, you do not need to attend the meeting to vote your shares. Instead, you may complete, sign and return the enclosed proxy card or follow the instructions below to submit your proxy over the Internet, by phone or by mail, if you requested printed copies of the proxy materials.

This proxy statement is first being made available on or about April 26, 2018, to all stockholders of record entitled to vote at the Annual Meeting.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), the Company uses the Internet as the primary means of furnishing proxy materials to stockholders. Accordingly, the Company is sending the Notice to its stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, stockholders may request proxy materials in printed form by mail or electronically by email on an ongoing basis. The Company encourages stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of its annual meeting and the cost to the Company associated with the physical printing and mailing of materials.

What is included in these proxy materials?

These proxy materials include:

•	The Notice of 2018 Annual Meeting of Stockholders;

•	This Proxy Statement for the 2018 Annual Meeting; and

•	The Company’s Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the SEC on February 28, 2018 (the “Annual Report”).

If you requested printed versions by mail, these proxy materials also include the proxy card or voting instruction form for the Annual Meeting.

What matters will be voted on at the Annual Meeting?

The Company is aware of four matters to be voted on by stockholders of record at the Annual Meeting:

1.	Reelection to the Board of the nominee named in this Proxy Statement (“Proposal 1”);

2.	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2018 (“Proposal 2”);

3.	Approval of a non-binding, advisory resolution to approve our executive compensation (“Say on Pay”); and

4.	Approval of a non-binding, advisory resolution on the frequency of future advisory stockholder votes to approve executive compensation (“Say on Frequency”).

With respect to the election of directors, stockholders present in person or represented by proxy and entitled to vote may vote “For” the nominee for the Board or may “Withhold” authority to vote for the nominee identified in Proposal 1. Stockholders present in person or represented by proxy and entitled to vote may vote either “For” or “Against” or may choose to abstain from voting on Proposals 2 and 3. Stockholders present in person or represented by proxy and entitled to vote may vote to conduct future Say on Pay votes every one, two or three years or may choose to abstain from voting on Proposal 4.

Will any other business be conducted at the meeting?

Other than the proposals referred to in this Proxy Statement, the Company knows of no other matters to be submitted for a vote of the stockholders at the Annual Meeting. If any other matters properly come before the stockholders at the Annual Meeting, it is the intention of the persons named on the proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

What are the Board’s voting recommendations?

The Board recommends that you vote your shares:

•	FOR the election of the nominee for director in Proposal 1;

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm in Proposal 2;

•	FOR the resolution approving, on a non-binding, advisory basis, our executive compensation as described in this proxy statement in Proposal 3; and

•	FOR every “3 YEARS” as the non-binding advisory vote as to the preferred frequency for future non-binding advisory votes on executive compensation in Proposal 4.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How can I obtain an additional copy of the proxy materials?

The Company has adopted an SEC-approved procedure called “householding.” Under this procedure, the Company may deliver a single copy of the Notice and, if applicable, this Proxy Statement and the Annual Report to multiple stockholders who share the same address unless the Company has received contrary instructions from one or more of those stockholders. This procedure reduces the environmental impact of the Company’s annual meetings and reduces the Company’s printing and mailing costs. Stockholders who participate in householding will continue to receive separate proxy cards. Upon written or oral request, the Company will deliver promptly a separate copy of the Notice and, if applicable, this Proxy Statement and the Annual Report to any stockholder at a shared address to which the Company delivered a single copy of any of these documents.

To receive free of charge a separate copy of the Notice and, if applicable, this Proxy Statement or the Annual Report, or separate copies of any future notice, proxy statement or annual report, stockholders may write or call the Company at the following: Investor Relations, Ladder Capital Corp, 345 Park Avenue, 8th Floor, New York, NY 10154, (917) 369-3207.

If you are receiving more than one copy of the proxy materials at a single address and would like to participate in householding, please contact the Company using the mailing address and phone number above. Stockholders who hold shares in “street name” (as described below) may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

How can I get electronic access to the proxy materials?

The Notice will provide you with instructions regarding how to use the Internet to:

•	View the Company’s proxy materials for the Annual Meeting; and

•	Instruct the Company to send future proxy materials to you by email.

The Company’s proxy materials are also available at ir.laddercapital.com. This website address is included for reference only. The information contained on the Company’s website is not incorporated by reference into this Proxy Statement.

Choosing to receive future proxy materials by email will reduce the impact of the Company’s annual meetings on the environment and will save the Company the cost of printing and mailing documents to you. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by email will remain in effect until you terminate it.

Who may vote at the Annual Meeting?

Holders of record of our Class A common stock and Class B common stock at the close of business on April 9, 2018 (the “Record Date”) are entitled to receive notice of, to attend and to vote in person via webcast at the Annual Meeting as set forth below. As of the Record Date, there were 97,956,103 shares of Class A common stock outstanding and entitled to vote at the Annual Meeting and 13,317,419 shares of Class B common stock outstanding and entitled to vote at the Annual Meeting.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

If, on the Record Date, your shares were registered directly in your name with Ladder’s transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may cast your vote at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

If, on the Record Date, your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent.

If I am a stockholder of record, how do I vote?

If you are a stockholder of record, you may vote:

•	Via the Internet. You may vote by proxy via the Internet by following the instructions provided in the Notice.

•	By Telephone. If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll-free number found on the proxy card.

•	By Mail. If you request printed copies of the proxy materials by mail, you will receive a proxy card and you may vote by proxy by filling out the proxy card and returning it in the envelope provided.

•	At the Virtual Annual Meeting. You may also vote at the Annual Meeting. For more information, see “What do I need to attend the Annual Meeting?”

If I am a beneficial owner of shares held in street name, how do I vote?

If you are a beneficial owner of shares held in street name, you may vote:

•
Via the Internet. You may vote by proxy via the Internet by visiting www.proxyvote.com and entering the control number found in your Notice. The availability of Internet voting may depend on the voting process of the organization that holds your shares.

•
By Telephone. If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll-free number found on the voting instruction form. The availability of telephone voting may depend on the voting process of the organization that holds your shares.

•
By Mail. If you request printed copies of the proxy materials by mail, you will receive a voting instruction form and you may vote by proxy by filling out the voting instruction form and returning it in the envelope provided.

•
At the Virtual Annual Meeting. You may also vote at the Annual Meeting if you obtain a “legal proxy” from the organization that holds your shares. A legal proxy is a written document that will authorize you to vote your shares held in street name at the Annual Meeting. Please contact the organization that holds your shares for instructions regarding obtaining a legal proxy.

What do I need to attend the Annual Meeting?

We will host the Annual Meeting via a live webcast on the Internet at www.virtualshareholdermeeting.com/LADR2018. You will not be able to attend the Annual Meeting in person. Stockholders may vote and submit questions while participating in the Annual Meeting via the Internet. Instructions on how to connect to and participate in the Annual Meeting are included in the Notice. A summary of the information you need to attend the Annual Meeting online is provided below:

•	Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.proxyvote.com.

•	We encourage you to access the Annual Meeting online prior to its start time.

•	The webcast will start at 11:00 a.m., Eastern Time.

•	You will need your 16-Digit Control Number to enter the Annual Meeting.

•	A webcast replay of the Annual Meeting will be available at www.virtualshareholdermeeting.com/LADR2018 until 11:59 p.m., Eastern Time, on June 5, 2019.

If I am unable to attend the Annual Meeting on the Internet, can I listen to the Annual Meeting by telephone?

Yes. If you are unable to access the Annual Meeting on the Internet, you may call 1-877-328-2502 to listen to the Annual Meeting. You will be prompted to provide your control number. Although stockholders accessing the Annual Meeting by telephone will be able to listen to the Annual Meeting and may ask questions during the Annual Meeting, you will not be considered present at the Annual Meeting and will not be able to vote unless you also attend the Annual Meeting via the Internet. If you plan to listen to the Annual Meeting by telephone, we encourage you to submit your completed proxy card so your votes may be counted.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority in voting power of our outstanding Class A common stock and Class B common stock entitled to vote at the Annual Meeting are present at the meeting or represented by proxy. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, we may adjourn the meeting to another date to solicit additional proxies.

How are proxies voted?

All shares represented by valid proxies received prior to the taking of the vote at the Annual Meeting will be voted and, where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the stockholder’s instructions.

What happens if I do not give specific voting instructions?

Stockholders of Record. If you are a stockholder of record and you:

•	Indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board; or

•	Sign and return a proxy card without giving specific voting instructions,

then the persons named as proxy holders, Marc Fox and Kelly Porcella, will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions then, under applicable rules, the organization that holds your shares may generally vote on “routine” matters but cannot vote on “non-routine” matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, that organization will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”

Broker non-votes and abstentions will, however, be counted towards determining whether or not a quorum is present.

Which proposals are considered “routine” or “non-routine”?

The ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2018 (Proposal 2) is considered a routine matter under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected in connection with Proposals 2.

The reelection of directors (Proposal 1), Say on Pay (Proposal 3) and Say on Frequency (Proposal 4) are considered non-routine matters under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore broker non-votes may exist in connection with Proposals 1, 3 and 4.

How many votes are needed to approve each proposal?

Proposal 1. Each share of Class A common stock and Class B common stock will entitle the holder thereof to one vote for each director nominee named in this Proxy Statement. The reelection of the director nominee will require the affirmative vote of holders of a plurality of our outstanding shares of Class A and Class B common stock present in person via webcast or represented by proxy at the Annual Meeting. The holders of Class A common stock and Class B common stock will vote together on Proposal 1 as a single class.

Proposal 2. Each share of Class A common stock and Class B common stock will entitle the holder thereof to one vote on Proposal 2 (the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2018). Approval of Proposal 2 will require the affirmative vote of holders of a majority of votes cast by shares of Class A and Class B common stock present in person via webcast or represented by proxy at the Annual Meeting. The holders of Class A common stock and Class B common stock will vote together on Proposal 2 as a single class.

Proposal 3. Each share of Class A common stock and Class B common stock will entitle the holder thereof to one vote on Proposal 3 (Say on Pay). Approval of Proposal 3 will require the affirmative vote of holders of a majority of votes cast by shares of Class A and Class B common stock present in person via webcast or represented by proxy at the Annual Meeting. The holders of Class A common stock and Class B common stock will vote together on Proposal 3 as a single class. This vote is advisory and not binding on the Company or the Board in any way.

Proposal 4. Each share of Class A common stock and Class B common stock will entitle the holder thereof to one vote on Proposal 4 (Say on Frequency). For this Proposal, the option that receives the highest number of votes cast by shares of Class A and Class B common stock present in person via webcast or represented by proxy at the Annual Meeting will be deemed to be the frequency recommended by our stockholders. The holders of Class A common stock and Class B common stock will vote together on Proposal 4 as a single class. This vote is advisory and not binding on the Company or the Board in any way, and the Board or the Nominating and Corporate Governance Committee may determine that it is in our best interests to hold an advisory stockholder vote on executive compensation at a different frequency than the option recommended by our stockholders.

How are broker non-votes and abstentions treated?

Broker non-votes and abstentions are counted as present and entitled to vote for purposes of determining whether a quorum is present. However, broker non-votes, abstentions and votes withheld are not considered votes cast and therefore will have no effect on the outcome of the Proposals.

In order to minimize the number of broker non-votes, the Company encourages you to vote or to provide voting instructions with respect to each proposal to the organization that holds your shares by carefully following the instructions provided in the Notice or voting instruction form.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

You may revoke your proxy and change your vote at any time before the taking of the vote at the Annual Meeting. Prior to the applicable cutoff time, you may change your vote using the Internet or telephone methods described above, in which case only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted. You may also revoke your proxy and change your vote by signing and returning a new proxy card or voting instruction form dated as of a later date, or by attending the Annual Meeting and voting in person via webcast. However, your attendance at the Annual Meeting in person via webcast will not automatically revoke your proxy unless you properly vote at the Annual Meeting in person via webcast or specifically request that your prior proxy be revoked by delivering a written notice of revocation to the Company’s Secretary at Ladder Capital Corp, 345 Park Avenue, 8th Floor, New York, NY 10154 prior to the Annual Meeting.

Who will serve as the inspector of election?

A representative from Broadridge Financial Solutions, Inc. (“Broadridge”) will serve as the inspector of election.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within the Company or to third parties, except:

•	As necessary to meet applicable legal requirements;

•	To allow for the tabulation and certification of votes; and

•	To facilitate a successful proxy solicitation.

Occasionally, stockholders provide written comments on their proxy cards, which may be forwarded to the Company’s management and the Board.

How will our directors and officers vote on the proposals?

The directors and executive officers of Ladder have informed Ladder that, as of the date of the filing of this proxy statement, they intend to vote all shares of Class A and Class B common stock owned by them “For” Proposal 1, Proposal 2 and Proposal 3 and for a frequency of every 3 years for Proposal 4. As of the Record Date, the directors and executive officers owned, in the aggregate, 4,573,371 shares of Class A common stock and 9,827,292 shares of Class B common stock entitled to vote at the Annual Meeting.

Who is paying for this proxy solicitation?

The Company will pay the entire cost of soliciting proxies. We have engaged Broadridge to assist with such solicitation and for the preparation and distribution of the proxy solicitation materials for the Annual Meeting, act as vote tabulator and host the virtual meeting, at a base fee of $13,000 plus reimbursement of reasonable expenses. The Company may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

Our directors and employees also may solicit proxies in person, by telephone or by other means of communication. However, they will not receive any compensation for soliciting proxies.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results and the Board’s determination of the frequency of future Say on Pay votes are expected to be published on a Current Report on Form 8-K filed within four business days after the Annual Meeting.

Where are the Company’s principal executive offices located, and what is the Company’s main telephone number?

The Company’s principal executive offices are located at 345 Park Avenue, 8th Floor, New York, NY 10154, and the Company’s main telephone number is (212) 715-3170.

Whom may I contact with questions?

If you have any questions or require any assistance with voting your shares, please contact your broker or similar agent, or the Company’s Investor Relations team at (917) 369-3207.

What is the deadline to propose actions for consideration or to nominate individuals to serve as directors at the 2019 annual meeting of stockholders?

Notice of any proposal that a stockholder intends to present at the 2019 annual meeting of stockholders, as well as any director nominations, must be delivered to the Company’s Secretary by mail at 345 Park Avenue, 8th Floor, New York, NY 10154, or by email at investor.relations@laddercapital.com, not earlier than February 5, 2019, and not later than the close of business on March 7, 2019. The notice must be submitted by a stockholder of record and must set forth the information required by the Company’s Amended and Restated Bylaws with respect to each director nomination or other proposal that the stockholder intends to present at the 2019 annual meeting of stockholders.

To be considered for inclusion in the Company’s proxy statement, all proposals must be submitted in writing to the Company’s Secretary so that they are received no later than December 27, 2018. All proposals must comply with Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials. If you are a beneficial owner of shares held in street name, you can contact the organization that holds your shares for information about how to register your shares directly in your name as a stockholder of record.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Nominee for Reelection to the Board

Identified below is the nominee for reelection as a director. At the Annual Meeting, proxies cannot be voted for a greater number of individuals than the one nominee named in this Proxy Statement. The director identified below has consented to being named as a nominee in this Proxy Statement and serving on the Board if elected. Such director, if elected at the Annual Meeting, will serve a three-year term until the 2021 annual meeting of stockholders and his respective successor is duly elected and qualified.

Name	Age as of the Annual Meeting	Position with the Company

Douglas Durst	73	Director

The Board and its Nominating and Corporate Governance Committee believe the skills, qualities, attributes and experience of Mr. Durst provide the Company with business acumen to effectively address the Company’s evolving needs and represent the best interests of the Company’s stockholders. The biography below describes the skills, qualities, attributes and experience of Mr. Durst that led the Board and the Nominating and Corporate Governance Committee to determine that it is appropriate to nominate him for reelection.

Douglas Durst. Mr. Durst was appointed as a director of Ladder in January 2014. Mr. Durst is chairman of, and a member of the third generation to lead, the Durst Organization, one of the oldest family-run, commercial and residential real estate companies in New York City. Mr. Durst joined the organization in 1968 and has acted as its chairman since 1994. Mr. Durst serves as a director of the Real Estate Board of New York, Hudson River Park Trust, The New School, The Trust for Public Land, Project for Public Spaces, The Roundabout Theater and Primary Stages. Mr. Durst is also a trustee of The Old York Foundation, established by his father, which is committed to helping people through education to understand the history and issues facing New York City. In addition, Mr. Durst has been an environmental activist for many years and created one of the largest organic farms in New York State. Mr. Durst earned a B.A. in Economics from the University of California, Berkeley and a Doctor of Humane Letters (honoris causa) from each of the City University of New York and Allegheny College. Mr. Durst’s extensive experience in the real estate industry qualifies him to serve as a member of our Board.

Directors

The following sets forth information regarding our current Board. Biographical information pertaining to Mr. Durst, who is our current nominee for reelection to the Board in this Annual Meeting, can be found in the section above entitled “Nominee for Reelection to the Board.”

Name	Age as of the Annual Meeting	Position with the Company

Alan H. Fishman	72	Non-Executive Chairman of the Board
Brian Harris	57	Chief Executive Officer and Director
Mark Alexander	56	Director
Douglas Durst	73	Director
Michael Mazzei	57	Director
Richard L. O’Toole	61	Director

Jonathan Bilzin served as a director of Ladder until his resignation, and the appointment of Richard O’Toole, on March 3, 2017. Howard Park served as a director of Ladder until his resignation on May 9, 2017. Michael Mazzei was appointed as a director on June 22, 2017.

Alan H. Fishman. Mr. Fishman is Non-Executive Chairman of the Board of Ladder. Mr. Fishman was appointed as Non-Executive Chairman of Ladder at its formation in May 2013 and previously was the Non-Executive Chairman of our operating partnership, Ladder Capital Finance Holdings LLLP (“LCFH”) since its formation in October 2008. Mr. Fishman has had an extensive career in the financial services industry, serving as the Chief Executive Officer of Washington Mutual Inc. prior to joining Ladder’s Board. Mr. Fishman also served as the Chairman of Meridian Capital Group and as President of Sovereign Bancorp. From March 2001 until the sale of Independence Community Bank to Sovereign in June 2006, Mr. Fishman had served as Independence Community Bank’s President and Chief Executive Officer. Previously, Mr. Fishman served as the President and Chief Executive Officer at ContiFinancial Corp. Mr. Fishman has been a private equity investor focusing on financial services at Neuberger and Berman, Adler & Shaykin and at his own firm, Columbia Financial Partners LP, and has held a variety of senior executive positions at Chemical Bank and American International Group. Mr. Fishman is a member of the board of directors of Santander Holdings USA, Inc. and is the lead independent director of its subsidiary, Santander Bank, N.A. Mr. Fishman also served as Chairman of the Board of Trustees of the Brooklyn Academy of Music and serves as Co-Chairman of the Downtown Brooklyn Partnership, Chairman of Brooklyn Community Foundation and on the boards of several other not-for-profit and civic organizations. Mr. Fishman holds a B.S. from Brown University and a Masters in Economics from Columbia University. Mr. Fishman's extensive financial management experience qualifies him to serve as a member of our Board.

Brian Harris. Mr. Harris is a founder of Ladder and has served as Chief Executive Officer of Ladder since its formation in May 2013 and Chief Executive Officer of LCFH since its formation in October 2008. Mr. Harris has been a director of Ladder since its formation in May 2013 and a director of LCFH since its formation in October 2008. Mr. Harris has over 30 years of experience in the real estate and financial markets. Prior to forming Ladder, Mr. Harris served as a Senior Partner, Managing Director and Head of Global Commercial Real Estate at Dillon Read Capital Management (“DRCM”), a wholly owned subsidiary of UBS AG, from June 2006 to May 2007, managing over $500 million of equity capital from UBS AG for DRCM’s commercial real estate activities globally. Prior to that, Mr. Harris served as Managing Director and Head of Global Commercial Real Estate at UBS Securities LLC from June 1999 to June 2006, managing UBS’s proprietary commercial real estate activities globally. Mr. Harris also served as a member of the board of directors of UBS Investment Bank from April 2003 to September 2005. From March 1996 to April 1999, Mr. Harris served as Head of Commercial Mortgage Trading at Credit Suisse Securities (USA) LLC and was responsible for managing all proprietary commercial real estate investment and trading activities. Prior to that, Mr. Harris also worked in the real estate groups at Smith Barney (from 1994 to 1996), Daiwa Securities Group Inc. (from 1991 to 1994), Lehman Brothers (from 1989 to 1991), Salomon Brothers (from 1986 to 1988) and Chemical Bank (from 1985 to 1986). Mr. Harris earned a B.S. in Biology and an M.B.A. from The State University of New York at Albany. Mr. Harris’ real estate and financial experience qualify him to serve as a member of our Board.

Mark Alexander. Mr. Alexander was appointed a director of Ladder in June 2015. Mr. Alexander advises companies in the financial services industry, specializing in technology and operations, through his consulting company, Latigo Financial Services, LLC. He is an Executive Advisor to Aquiline Capital Partners, a private equity firm specializing in financial services and fintech middle market companies, and a Senior Advisor for McKinsey & Company’s Banking Practice, focusing on topics related to technology and operations. From 2013 to 2015, Mr. Alexander served as the Chief Information Officer and Head of Technology and Operations for Global Markets at Bank of America Merrill Lynch (“BAML”). Prior to this role, he served for five years as Chief Information Officer and Head of Technology and Operations for Global Wealth and Investment Management (“GWIM”) at BAML. Mr. Alexander joined Merrill Lynch in 1991 and held various leadership positions in Global Markets and GWIM, including Head of Global Operations, GWIM Business Infrastructure and Controls, the GWIM Direct Division, Broadcort Clearing, Transaction and Custody Services, Global Equities Operations, Fixed Income Operations, Institutional Client Services, and Global Private Client Services. From 1989 to 1991, Mr. Alexander served as a manager of auditing and a consultant for financial services at Deloitte & Touche after five years as a senior staff accountant. He has also served on various boards, such as the Depository Trust and Clearing Corporation (where he was Lead Director, Chair of the Audit Committee and served on the Governance and Compensation Committees), Euroclear plc, LCH.Clearnet, the European Securities Clearing Corporation, Participants’ Trust Company (where he was Chairman in 1997) and the Government Securities Clearing Corporation. Mr. Alexander is a Certified Public Accountant (inactive) and has a BBA in Accounting from Hofstra University and an MBA in Finance from New York University’s Stern School of Business. Mr. Alexander’s extensive financial and accounting experience qualifies him to serve as a member of our Board.

Richard L. O’Toole. Mr. O’Toole was appointed as a director of Ladder in March 2017 pursuant to the Stockholders Agreement between Ladder and Related Real Estate Fund II, L.P. (“Related”). Mr. O’Toole is General Counsel and Executive Vice President of Related, where he is responsible for tax structuring and origination of new business opportunities. Mr. O’Toole joined Related in 2005 from Paul, Hastings, Janofsky & Walker LLP, where he served as a Partner in the Tax Department for 5 years. Prior to Paul, Hastings, Janofsky & Walker LLP, Mr. O’Toole was a Partner in the Tax Department at Battle Fowler LLP for 13 years.  Mr. O’Toole has over 35 years of legal, merger and acquisition, and tax experience with respect to commercial real estate. Currently, Mr. O’Toole is a member of the board of directors and nominating and corporate governance committee of Sterling Bancorp and on the board of Equinox Holdings. Mr. O’Toole’s extensive financial and real estate experience qualify him to serve as a member of our Board.

Michael Mazzei. Mr. Mazzei was appointed as a director of Ladder in June 2017. Mr. Mazzei served as President of Ladder from June 2012 to June 2017. From September 2009 to June 2012, Mr. Mazzei served as a Managing Director and Global Head of the CMBS and Bank Loan Syndication Group at Bank of America Merrill Lynch. Prior to that, Mr. Mazzei served as Co-Head of CMBS and Commercial Real Estate Debt Markets at Barclays Capital from March 2004 to June 2009. Prior to Barclays Capital, Mr. Mazzei spent 20 years at Lehman Brothers, including 18 years in commercial real estate finance-related functions. Having started in commercial mortgage trading in 1984, Mr. Mazzei became the head of CMBS in 1991 and served as the Co-Head of Global Real Estate Investment Banking from March 2002 to February 2004. Mr. Mazzei has a total of 30 years of experience in commercial real estate finance. Currently, Mr. Mazzei is a member of the board of directors of Monticello Funding REIT. Mr. Mazzei earned a B.S. in Finance from Baruch College CUNY and a J.D. from St. John’s University, and is a graduate of the New York University Real Estate Institute. Mr. Mazzei’s extensive experience in the commercial real estate industry qualifies him to serve as a member of our Board.

Corporate Governance

The Board. The Board consists of six directors and one vacancy. The authorized number of directors may be changed by resolution of the Board. Vacancies on our Board can be filled by resolution of our Board. The Board is divided into three classes, each serving staggered, three-year terms:

•	our Class I director is Mr. Durst;

•	our Class II directors are Messrs. Fishman and O’Toole; and

•	our Class III directors are Messrs. Harris, Alexander and Mazzei.

As a result, only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective terms.

The Board met a total of six times during 2017. All directors are encouraged to attend the Annual Meeting, via webcast or in person. All directors attended the annual meeting last year.

Board Independence. The Board has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment, and affiliations, the Board has determined that Messrs. Fishman, Alexander, Durst and O’Toole do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing standards of the New York Stock Exchange (“NYSE”). The Board also determined that Mr. Bilzin, who resigned as a director effective March 3, 2017, and Mr. Park, who resigned as a director effective May 9, 2017, qualified as independent under the applicable standards. In making these determinations, the Board considered the current and prior relationships that each non-employee director has with the Company and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.” Our Non-Executive Chairman presides at the regularly scheduled executive sessions of these independent directors of the Board.

There are no family relationships among the Company’s executive officers and directors.

Board Committees. The Board has a standing Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Risk and Underwriting Committee. The Board has determined that all committee members, excluding Mr. Harris, the Company’s Chief Executive Officer, and Mr. Mazzei, the Company’s former President, both of whom serve on the Risk and Underwriting Committee, are independent under applicable NYSE and SEC rules for committee memberships.

All committees operate under written charters adopted by the Board. The Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee charters and the Company’s Corporate Governance Guidelines are available at ir.laddercapital.com. The information on our website is not intended to form a part of or be incorporated by reference into this Proxy Statement.

During 2017, each member of the Board attended or participated in at least 75% of the meetings of the Board (held during the period for which such person has been a director) and all of the meetings held by each of the Audit, Compensation and Nominating and Corporate Governance committees of the Board on which such person served (during the periods that such person served). The current chairs and members of the committees are shown in the table below.

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Risk and Underwriting Committee

Alan H. Fishman	Member	Member	—	Chair
Brian Harris	—	—	—	Member
Mark Alexander	Chair	—	Member	—
Douglas Durst	—	Chair	Chair	—
Michael Mazzei	—	—	—	Member
Richard L. O’Toole	Member	—	—	—

Audit Committee. The Audit Committee provides assistance to the Board in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions by approving the services performed by our independent registered public accounting firm and reviewing their reports regarding our accounting practices and systems of internal accounting controls. The Audit Committee also oversees the audit efforts of our independent registered public accounting firm and takes those actions as it deems necessary to satisfy itself that the independent registered public accounting firm is independent of management, including selecting the audit engagement partner and ensuring that such partner rotates every five years. Our Audit Committee is currently comprised of Messrs. Alexander (Chair), Fishman and O’Toole. We believe that Mr. Fishman and Mr. Alexander meet the SEC’s definition of Audit Committee Financial Expert and that all members of our Audit Committee meet the requirements for independence and financial literacy under the applicable requirements of the SEC and NYSE rules. The Audit Committee met a total of five times during 2017. The Audit Committee also prepared the Audit Committee Report included in this Proxy Statement.

Compensation Committee. Among other responsibilities set forth in its charter, the Compensation Committee determines our general compensation policies and recommends to the Board the compensation provided to our directors, our Chief Executive Officer, and our other officers. The Compensation Committee also reviews and recommends to the Board equity-based compensation for our directors and officers. Under its charter, the Compensation Committee has the authority to retain outside legal, accounting or other consultants or experts, including compensation consultants, as it deems necessary in the performance of its duties and without having to seek approval of the Board. For additional information, please see “Executive Compensation—Setting Executive Compensation” below.

Our Compensation Committee is currently comprised of Messrs. Durst (Chair) and Fishman. We believe that all members of our Compensation Committee meet the criteria for independence under the applicable requirements of the NYSE and SEC rules. The Compensation Committee met a total of three times during 2017. Pursuant to its charter, the Compensation Committee may form one or more subcommittees, each of which may take such actions as may be delegated by the Committee.

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee is currently comprised of Messrs. Durst (Chair) and Alexander. The Nominating and Corporate Governance Committee met once during 2017. After the end of the fiscal year, the Nominating and Corporate Governance Committee recommended to the full Board the nominee named in this Proxy Statement for reelection to the Board. The Nominating and Corporate Governance Committee is composed entirely of directors who satisfy NYSE director independence standards. As further discussed below, the Nominating and Corporate Governance Committee is responsible for making recommendations to the Board regarding candidates for directorships and the size and composition of the Board and its committees. The Nominating and Corporate Governance Committee leads the annual self-assessment by the Board and its committees and uses the results of this process to help refine and improve the operations of both the Board and its committees. In addition, the Nominating and Corporate Governance Committee is responsible for overseeing our corporate governance guidelines and reporting and making recommendations to the Board concerning corporate governance matters.

Ladder has adopted Corporate Governance Guidelines, available at ir.laddercapital.com, that describe the Company’s criteria for Board members and the director nominating process, summarized herein. The Nominating and Corporate Governance Committee is responsible for screening and recommending to the Board nominees for election as directors of the Company, including nominees recommended by stockholders of the Company. When formulating its Board membership recommendations, the Nominating and Corporate Governance Committee considers advice and recommendations from stockholders, management, and others as it deems appropriate, and will also take into account the performance of incumbent directors in determining whether to recommend them to stand for reelection at the annual meeting of stockholders.

The Company seeks to align Board composition with the Company’s strategic direction so that Board members bring skills, experience and backgrounds that are relevant to the key strategic and operational issues that they will oversee and approve. Director candidates are typically selected based on their integrity and character, sound, independent judgment, track record of accomplishment in leadership roles, as well as their professional and corporate expertise, skills and experience. Criteria that are typically considered by the Board in the selection of directors include:

•	the independence, judgment, strength of character, reputation in the business community, ethics and integrity of the individual;

•	the business or other relevant experience, skills and knowledge that the individual may have that will enable him/her to provide effective oversight of the Company’s business;

•	the fit of the individual’s skill set and personality with those of the other Board members so as to build a Board that works together effectively and constructively; and

•
the individual’s ability to devote sufficient time to carry out his or her responsibilities as a director in light of his/her occupation and the number of boards of directors of other public companies on which he or she serves.

Following the completion of interviews (including, as appropriate, with other Board members, the CEO and other members of management) and reference checks of identified candidates, the Nominating and Corporate Governance Committee makes recommendations to the Board with respect to the candidates. The full Board then votes on the committee’s recommendations. A candidate approved by a majority of the Board is nominated for election by the Company’s stockholders at the next annual meeting, or in the case of a vacancy between annual meetings, is appointed by the Board.

Risk and Underwriting Committee. The Board also has a Risk and Underwriting Committee, composed of Messrs. Fishman (Chair), Harris and Mazzei. The committee reviews our internal risk reports and evaluates risk management strategies. In addition, it reviews and approves (i) loans greater than $50 million, (ii) real estate equity investments greater than $20 million, (iii) AAA rated securities positions greater than $50 million, (iv) all other investment grade securities positions greater than $26 million and (v) in the case of non-rated or sub-investment grade securities, the lesser of (x) $21,000,000 and (y) 10% of the total net asset value of the respective Ladder investment company. This committee endeavors to meet at least quarterly or more frequently as needed depending on the transaction requirements.

Board Oversight of Risk Management. One of the key functions of the Board is informed oversight of our risk management process. The Board administers this oversight function directly through the Board as a whole, as well as through various standing committees of the Board that address risks inherent in their respective areas of oversight. In particular, the Board is responsible for monitoring and assessing strategic risk exposure, and our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures.

In addition, Ladder maintains a best practice, risk-based approach to cybersecurity, with oversight by a cybersecurity team including the General Counsel, Chief Compliance Officer, Chief Financial Officer, Treasurer and Chief IT Officer as well as senior representatives from Ladder’s outsourced technology firm, and regular discussions with the Audit Committee. The Audit Committee also has the responsibility to review with management the process by which risk assessment and management is undertaken, monitor compliance with legal and regulatory requirements, and review with our independent auditors the adequacy and effectiveness of our internal controls over financial reporting.

Our Audit Committee and Nominating and Corporate Governance Committee are responsible for periodically evaluating the Company’s corporate governance policies and system in light of the governance risks that the Company faces and the adequacy of the Company’s policies and procedures designed to address such risks. The Compensation Committee assesses and monitors whether any of our compensation policies and programs are reasonably likely to have a material adverse effect on the Company. Our Risk and Underwriting Committee assesses and monitors our risk management strategies, including but not limited to those designed to mitigate credit, interest rate, liquidity and counterparty risk, and investments of material size as described above.

Codes of Business Conduct and Ethics. Our Board has adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, as well as a code of ethics for senior financial officers. The full text of both codes is available on our website at ir.laddercapital.com. We intend to disclose future amendments to certain provisions of our code of business conduct, or waivers of certain provisions as they relate to our directors and executive officers, at the same location on our website or otherwise as required by applicable law. The information on our website is not intended to form a part of or be incorporated by reference into this Proxy Statement.

Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Exchange Act requires the Company’s officers and directors, and beneficial owners of more than 10% of a registered class of the Company’s equity securities (collectively, the “Reporting Persons”), to file reports of securities ownership and changes in such ownership with the SEC. SEC rules also require the Reporting Persons to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of such forms furnished to the Company and upon written representations from the Reporting Persons, the Company believes that all Section 16(a) filing requirements applicable to the Company’s directors and officers were timely met during 2017, except that Form 4s relating to shares withheld for taxes on one vesting date were inadvertently filed late for each of Marc Fox, Thomas Harney, Brian Harris, Michael Mazzei, Pamela McCormack, Kevin Moclair and Kelly Porcella.

Compensation Committee Interlocks and Insider Participation. Messrs. Bilzin, Fishman and Park were the members of the Compensation Committee in early 2017. On March 3, 2017, Mr. Durst replaced Mr. Bilzin on the Compensation Committee and on May 9, 2017, Mr. Park resigned from the Board. None of the members of the Compensation Committee is or has been an executive officer of the Company, nor did they have any relationships requiring disclosure by the Company under Item 404 of Regulation S-K, other than those described in the section captioned “Certain Relationships and Related Party Transactions.” None of the Company’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, an executive officer of which served as a director of the Company or member of the Compensation Committee during 2017.

Communications with the Board. Any matter intended for the Board, for any of its committees, or for any individual member or members of the Board, should be directed to the Company’s Secretary at 345 Park Avenue, 8th Floor, New York, New York 10154, with a request to forward the communication to the intended recipient or recipients. In general, any stockholder communication delivered to the Company for forwarding to the Board or specified Board committee or members will be forwarded in accordance with the stockholder’s instructions. However, the Company reserves the right not to forward to Board members any abusive, threatening or otherwise inappropriate materials.

Compensation of the Board

The information contained in “Executive Compensation—Director Compensation” is incorporated by reference.

Executive Officers

The following sets forth information regarding executive officers of the Company. Biographical information pertaining to Mr. Harris, who is both a director and an executive officer of the Company, can be found in the section entitled “Directors, Executive Officers, and Corporate Governance - Directors.”

Name	Age as of the Annual Meeting	Position with the Company

Pamela McCormack	47	President
Marc Fox	58	Chief Financial Officer
Thomas Harney	56	Head of Merchant Banking and Capital Markets
Robert Perelman	55	Head of Asset Management
Kelly Porcella	36	General Counsel and Secretary

Michael Mazzei served as Ladder’s President until his resignation and appointment to the Board on June 22, 2017.

Pamela McCormack. Ms. McCormack is a founder of Ladder and has served as President of Ladder since June 2017.
Ms. McCormack was appointed as General Counsel of Ladder at its formation in October 2008 and was subsequently also appointed as Co-Head of Securitization in 2010, Chief Strategy Officer in 2014 and Chief Operating Officer in March 2016. Prior to forming Ladder, Ms. McCormack served as Executive Director and Head of Transaction Management—Global Commercial Real Estate at DRCM from June 2006 to June 2007. Before joining DRCM, Ms. McCormack served as Executive Director and Co-Head of Transaction Management—Global Commercial Real Estate and, previously also as Counsel at UBS Securities LLC from October 2003 to June 2006. In that capacity, Ms. McCormack managed a team responsible for the structuring, negotiating and closing of all real estate investments globally. Prior to joining UBS Securities LLC, Ms. McCormack worked as Vice President and Counsel for Real Estate Finance and Securitization and Global Recovery Management at Credit Suisse (from 1999 to 2003) and as a real estate and finance attorney at Stroock, Stroock & Lavan LLP (from 1997 to 1999) and Brown Raysman Millstein Felder & Steiner LLP (from 1996 to 1997). Ms. McCormack has 21 years of experience in commercial real estate finance. Ms. McCormack received a B. A. in English, cum laude, from the State University of New York at Stony Brook and a J.D. from St. John’s University School of Law.

Marc Fox. Mr. Fox was appointed as Chief Financial Officer of Ladder in November 2008. From January 1999 through 2008, Mr. Fox served as Treasurer of Capmark Financial Group Inc. (“Capmark”), where Mr. Fox formulated and executed its worldwide funding strategies, including commercial real estate-based financing strategies. From 1994 through 1998, prior to his appointment as Treasurer, Mr. Fox managed a group responsible for the underwriting and closing of large commercial real estate loans. He left Capmark within one year before its filing for bankruptcy in late 2009. Mr. Fox was significantly involved in the formation of Capmark’s wholly owned banking platform and debt management of Capmark Bank, a regulated industrial bank subsidiary of Capmark. From 1990 to 1997, Mr. Fox worked as a commercial real estate appraiser and consultant at Herskowitz, Rosen & Walton. Mr. Fox has a total of 27 years of experience in commercial real estate finance. Mr. Fox earned a B.S. in Economics and an M.B.A. from The Wharton School of the University of Pennsylvania.

Thomas Harney. Mr. Harney was appointed Head of Merchant Banking & Capital Markets of Ladder in October 2010. Prior to joining Ladder, Mr. Harney served as the Head of Real Estate at Tri-Artisan Capital Partners, a private merchant banking group based in New York from 2008 to 2010. Before joining Tri-Artisan, Mr. Harney served as Senior Managing Director of the Real Estate Investment Banking Group at Bear Stearns, where Mr. Harney worked from 1997 to 2008. Prior to that, from 1983 to 1997 Mr. Harney held senior investment banking and principal investment/finance roles related to commercial real estate at Olympia & York, Merrill Lynch, BT Securities and a series of private investment partnerships. Mr. Harney has extensive experience in completing large-scale M&A transactions, as well as a broad range of debt and equity securities transactions in both public and private formats. Mr. Harney has a total of 32 years of experience in commercial real estate finance. Mr. Harney received a B.A. in Urban Studies, magna cum laude, from the University of Pennsylvania and is a graduate of the New York University Real Estate Finance & Development Program.

Robert Perelman. Mr. Perelman is a co-founder of Ladder and was appointed as Head of Asset Management of Ladder at its formation in October 2008. Prior to forming Ladder, Mr. Perelman served as a Director and Head of Asset Management at UBS Securities LLC from June 2007 to October 2007 and, previously prior to the launch of DRCM, from April 2006 to June 2006. Prior to being re-integrated to UBS Securities LLC, Mr. Perelman served as a Director and Head of Asset Management at DRCM from June 2006 to June 2007. In that capacity, Mr. Perelman managed a team responsible for the portfolio management of all real estate investments globally. Prior to joining DRCM, Mr. Perelman served as a Managing Director and Partner at Hudson Realty Capital LLC), a private equity fund, where Mr. Perelman worked from June 2003 to March 2006 and was responsible for loan origination, real estate investments and asset management. Before joining Hudson Realty, Mr. Perelman served as a Director at Credit Suisse from February 1998 to May 2003. During his tenure at Credit Suisse, Mr. Perelman had significant responsibility for the structuring and closing of a wide variety of real estate investments within the United States and Asia. Prior to that, Mr. Perelman worked as a real estate and finance attorney at each of Brown Raysman Millstein Felder & Steiner LLP (from 1996 to 1998), Hahn & Hessen LLP (from 1991 to 1996) and Kaye Scholer, Fierman, Hays & Handler (from 1988 to 1991). Mr. Perelman has a total of 29 years of experience in commercial real estate finance. Mr. Perelman earned a B.S. in Telecommunications Management from Syracuse University and a J.D. from Fordham University School of Law.

Kelly Porcella. Ms. Porcella was appointed General Counsel in March 2016, having previously served as Associate General Counsel since December 2013. Ms. Porcella is primarily responsible for the Company’s corporate governance, legal and regulatory matters.  Ms. Porcella is actively involved in all legal aspects of the Company’s business, including strategic initiatives and financing. Before joining Ladder in March 2009, Ms. Porcella worked at DRCM and UBS, where she was a key member of the team responsible for the management of the firm’s balance sheet assets, including fixed and floating rate financings, mezzanine debt, joint ventures, equity and preferred equity investments, loan and asset dispositions and restructurings. Ms. Porcella has a total of 12 years of experience in commercial real estate finance. Ms. Porcella received a B.S. in Marketing,  summa cum laude, from The Peter J. Tobin College of Business at St. John’s University and a J.D., magna cum laude, from St. John’s University School of Law and is a member of the St. John’s University School of Law Alumni Association Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth information regarding the beneficial ownership of our Class A common stock as of April 9, 2018 for:

•	each beneficial owner of more than 5% of any class of our outstanding shares;

•	each of our named executive officers;

•	each of our directors; and

•	all of our executive officers and directors as a group.

Beneficial ownership is determined in accordance with SEC rules. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws.

	Class A common stock(1)(2)(3)
Name of Beneficial Owner(4)	Number	Percentage
Principal Stockholders:
Entities affiliated with Alberta Investment Management(5)	7,228,350	6.5%
Entity affiliated with Related(6)	7,255,234	6.5%
The Vanguard Group(7)	5,997,220	5.4%
BlackRock, Inc.(8)	7,169,371	6.4%
Named Executive Officers and Directors:
Alan H. Fishman(9)	1,169,259	1.1%
Brian Harris(10)	6,345,767	5.7%
Mark Alexander(11)	78,011	*
Douglas Durst(12)	3,512,281	3.2%
Richard O'Toole(13)	10,204	*
Michael Mazzei(14)	1,225,517	1.1%
Pamela McCormack(15)	859,131	*
Marc Fox(16)	376,788	*
Thomas Harney(17)	531,625	*
Robert Perelman(18)	277,313	*
Executive Officers and Directors as a group (11 persons)	14,400,663	12.8%

* Represents less than 1%

(1)
The number of shares of our Class A common stock and percentage of beneficial ownership assumes that all the vested and unvested limited partnership units of Series REIT of Ladder Capital Finance Holdings LLLP (“Series REIT Units”) and limited partnership units of Series TRS of Ladder Capital Finance Holdings LLLP (“Series TRS LP Units”) (or, in lieu of Series TRS LP Units, limited liability company interests of LC TRS I LLC (“TRS I Shares”)) outstanding, except those held by Ladder, together with all outstanding Class B common stock, are exchanged into shares of our Class A common stock. We refer to each Series REIT Unit, when paired together with one Series TRS LP Unit (or one TRS I Share in lieu of such Series TRS LP Unit) as an “LP Unit.”

(2)
In computing the number of shares of our Class A common stock beneficially owned by a stockholder and the percentage ownership of that stockholder, we deemed outstanding shares of Class A common stock subject to options held by such stockholder that are currently vested and exercisable, or that will become vested and exercisable within 60 days of April 9, 2018, whether or not they would be deemed to have beneficial ownership of such shares as of the date hereof. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other stockholder.

(3)	There were 97,956,103 shares of our Class A common stock outstanding and 13,317,419 shares of our Class B common stock outstanding as of April 9, 2018.

(4)	Unless otherwise indicated, the address of the beneficial holder is c/o Ladder Capital, 345 Park Avenue, 8th Floor, New York, NY 10154.

(5)
Includes (i) 3,802,112 shares of Class A common stock held by GP09 PX (LAPP) Ladder Capital Ltd., (ii) 831,260 shares of Class A common stock held by GP09 PX Ladder Capital Ltd. and (iii) 2,594,978 shares of Class A common stock held by GP09 GV Ladder Capital Ltd. (collectively, the “AIMCo Funds”), which are each directly or indirectly owned by entities advised by Alberta Investment Management Corporation, which may be deemed to have voting and investment power with respect to shares held by the AIMCo Funds. The address for each of the AIMCo Funds is 1100 - 10830 Jasper Avenue, Edmonton, Alberta Canada, T5J 2B3, Attn: James Ridout and Caroline Kowall.

(6)
Includes 7,255,234 shares of Class A common stock held by RREF II Ladder LLC (“RREF Ladder”). All the membership interests of RREF Ladder are held by RREFII Acquisitions, LLC (“RREFII Acquisitions”). Related Real Estate Fund II, L.P. (“Related Fund”), a private investment fund for which Related Fund Management, LLC (“Related Management”) acts as investment adviser, holds all membership interests of RREFII Acquisitions. Related Management holds all membership interests of Related Real Estate Fund II GP-A, LLC, which, in turn, is the general partner of Related Real Estate Fund II GP, L.P. (“Related GP”). Related GP is the general partner of Related Fund. The Related Companies, L.P. (“Related Companies”) is the managing member of Related Management. Related Companies' general partner is The Related Realty Group, Inc., owned by Stephen M. Ross. Each of Related Companies, The Related Realty Group, Inc., Stephen M. Ross and Richard O’Toole disclaims beneficial ownership of the shares held by RREF Ladder or any other entity named in this footnote. The address of each entity and individual named in this footnote is 60 Columbus Circle, New York, NY 10023.

(7)
Based on information as of December 31, 2017 set forth in Schedule 13G/A filed with the SEC on February 9, 2018 by The Vanguard Group, which has sole voting power with respect to 89,219 shares of Class A common stock, shared voting power with respect to 5,318 shares of Class A common stock, sole dispositive power with respect to 5,907,953 shares of Class A common stock and shared dispositive power with respect to 89,267 shares of Class A common stock. The address for The Vanguard Group is 100 Vanguard Blvd, Malvern, PA, 19355.

(8)
Based on information as of December 31, 2017 set forth in Schedule 13G/A filed with the SEC on January 25, 2018 by BlackRock, Inc., which has sole voting power with respect to 6,984,976 shares of Class A common stock and sole dispositive power with respect to 7,169,371 shares of Class A common stock. The address for BlackRock, Inc. is 55 East 52nd St, New York, NY 10055.

(9)	Includes 83,210 shares of Class A common stock and 1,086,049 shares of Class B common stock held by Alan Fishman.

(10)
Includes 771,239 shares of Class A common stock and 449,084 shares of Class A common stock that can be acquired upon the exercise of options held by Brian Harris, and 397,039 shares of Class A common stock and 4,728,405 shares of Class B common stock held by Betsy A. Harris 2012 Family Trust. Mr. Harris is a trustee of Betsy A. Harris 2012 Family Trust.

(11)	Includes 78,011 shares of Class A common stock held by Mark Alexander.

(12)
Includes 3,489,223 shares of Class B common stock held by Seymour Holding Corporation and 23,058 shares of Class A common stock held by Douglas Durst. The natural persons having voting or dispositive control over the shares of Class B common stock beneficially owned by Seymour Holding Corporation include Douglas Durst, a member of our Board.

(13)	Includes 10,204 shares of Class A common stock held by Richard O’Toole.

(14)
Includes 1,225,517 shares of Class A common stock (including 204,138 shares of Class A common stock that can be acquired upon the exercise of options) held by Michael Mazzei. The number of Class A common stock excludes 22,472 shares of Class A common stock that can be acquired upon the exercise of options exercisable on February 18, 2019.

(15)
Includes 535,898 shares of Class A common stock (including 108,779 shares of Class A common stock that can be acquired upon the exercise of options) and 323,233 shares of Class B common stock held by Pamela McCormack. The number of Class A common stock excludes 11,939 shares of Class A common stock that can be acquired upon the exercise of options exercisable on February 18, 2019.

(16)
Includes 217,318 shares of Class A common stock (including 51,033 shares of Class A common stock that can be acquired upon the exercise of options) and 159,470 shares of Class B common stock held by Marc Fox. The number of Class A common stock excludes 5,618 shares of Class A common stock that can be acquired upon the exercise of options exercisable on February 18, 2019.

(17)
Includes 531,625 shares of Class A common stock (including 75,145 shares of Class A common stock that can be acquired upon the exercise of options) held by Thomas Harney. The number of Class A common stock excludes 7,724 shares of Class A common stock that can be acquired upon the exercise of options exercisable on February 18, 2019.

(18)
Includes 236,401 shares of Class A common stock (including 41,522 shares of Class A common stock that can be acquired upon the exercise of options) and 91,187 shares of Class B common stock held by Robert Perelman. The number of Class A common stock excludes 4,681 shares of Class A common stock that can be acquired upon the exercise of options exercisable on February 18, 2019.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Ladder’s structure incorporates significant ownership by pre-IPO limited partners who have the ability to exchange an equal number of LCFH partnership units and shares of Class B common stock for shares of Class A common stock of Ladder on a one-for-one basis. The first three agreements described below are intended to help facilitate such exchanges.

Third Amended and Restated Limited Liability Limited Partnership Agreement of LCFH

Following the IPO and the related transactions, Ladder held limited partnership units in our operating partnership, LCFH, and, pursuant to the Third Amended and Restated Limited Liability Limited Partnership Agreement of LCFH, as amended (the “LLLP Agreement”), Ladder is the General Partner of LCFH. Accordingly, Ladder operates and controls all of the business and affairs of LCFH and, through LCFH and its operating entity subsidiaries, conducts our business.

On December 15, 2014, the Board unanimously approved a plan to realign our business operations to qualify as a real estate investment trust (a “REIT”) for U.S. federal income tax purposes under the Internal Revenue Code of 1986, as amended (the “Code”), commencing with the 2015 tax year (the “REIT Election”).

In order to implement the proposed REIT Election, we, LCFH and a majority of existing limited partners of LCFH entered into the LLLP Agreement effective as of December 31, 2014, pursuant to which, among other things, (i) all assets and liabilities of LCFH were allocated on our books and records to two series of LCFH, consisting of “Series REIT” and “Series TRS” (collectively, the “Series”), (ii) each outstanding limited partnership interest in LCFH was converted into one limited partnership unit of Series REIT (a “Series REIT LP Unit”) and one limited partnership unit of Series TRS (a “Series TRS LP Unit,” and collectively with a Series REIT LP Unit, the “Series Units”), (iii) outstanding Series TRS LP Units became exchangeable for the same number of limited liability company interests (“TRS Shares”) of LC TRS I LLC (“TRS I”), a newly-formed limited liability company that is a U.S. taxable REIT subsidiary of the Company and the general partner of Series TRS, (iv) in order to effect the exchange of Series Units for shares of Class A common stock of the Company on a one-for-one basis, holders are required to surrender (a) one share of the Company’s Class B common stock, (b) one Series REIT LP Unit, and (c) either one Series TRS LP Unit or one TRS Share; and (v) upon effectiveness of the Second Amended and Restated Certificate of Incorporation of Ladder, which was approved by our stockholders at a special meeting of stockholders held in February 2015, the transfer restrictions in the LLLP Agreement as in effect immediately prior to December 31, 2014 became effective on the Series TRS LP Units and Series REIT Units.

Under the LLLP Agreement, Ladder is the general partner of Series REIT and, accordingly, has the right to appoint the Series Board of Directors of Series REIT and, through Ladder’s indirect ownership of a majority of the outstanding TRS Shares, has the right to appoint the Series Board of Directors of Series TRS (together with the Series Board of Directors of Series REIT, the “Series Boards”). Each Series Board has the right to determine when distributions will be made to Series Units of such Series and the amount of any such distributions. If a distribution is authorized by a Series, such distribution will be made to the holders of Series Units of such Series pro rata in accordance with the percentages of their respective Series Units; provided that 100% of all distributions made by Series REIT in respect of cash or other assets derived from distributions received by Series REIT from TRS I will be distributed only to Ladder.

The unitholders of each Series, including Ladder and TRS I, incur U.S. federal, state and local income taxes on their proportionate share of any taxable income of the respective Series. Net profits and net losses of each Series are generally allocated to their respective unitholders (including Ladder and TRS I) pro rata in accordance with their respective share of the net profits and net losses of the respective Series; provided that all profits and losses of Series REIT attributable to profits and losses of TRS I will be allocated one hundred percent to Ladder. The LLLP Agreement provides for cash distributions, which we refer to as “tax distributions,” to the holders of the Series Units if Ladder, as the General Partner of LCFH and Series REIT, or TRS I, as the General Partner of Series TRS, determines that the taxable income of the relevant unitholder will give rise to taxable income for such holder. Generally, these tax distributions will be computed based on our estimate of the taxable income of the relevant Series allocable to a holder of Series Units multiplied by an assumed tax rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate prescribed for an individual or corporate resident in New York, New York (taking into account the nondeductibility of certain expenses and the character of our income). Tax distributions will be made by a Series only to the extent all distributions from such Series for the relevant year were insufficient to cover such tax liabilities. Any distributions will be subject to available cash and applicable law and contractual restrictions (including pursuant to our debt instruments).

The LLLP Agreement also provides that Brian Harris has the right to be a member of the Series Board of Series REIT and the Series Board of Series TRS so long as he is Chief Executive Officer of Series REIT and Series TRS, respectively.

The management team, Michael Mazzei and Alan Fishman, as individuals, Douglas Durst, through a corporation, and the employers of Jonathan Bilzin and Howard Park, had an interest in this agreement during calendar year 2017.

Second Amended and Restated Registration Rights Agreement

We entered into an amended and restated registration rights agreement pursuant to which we may be required to register the sale of shares of our Class A common stock held by certain of our existing investors and/or our Class A common stock that may be issued to certain Continuing LCFH Limited Partners upon exchange of Series Units held by them. The registration rights agreement also requires us to make available and keep effective shelf registration statements permitting sales of shares into the market from time to time over an extended period. In addition, certain of our existing investors and certain Continuing LCFH Limited Partners will have the ability to exercise certain piggyback registration rights in connection with registered offerings requested by any of such holders or initiated by us. On January 28, 2015, certain provisions of the registration rights agreement relating to Demand Registrations and Piggyback Registrations (each as defined therein), and procedures relating to cutbacks were amended. On December 1, 2016, the agreement was further amended regarding Shelf Registration mechanics and participation in Underwritten Registrations (each as defined therein) and on February 15, 2017, the agreement was amended relating to the mechanics of Piggyback Registrations. On March 3, 2017, in connection with the closing of Related’s investment in Ladder, Ladder, certain pre-IPO stockholders and Related entered into a Second Amended and Restated Registration Rights Agreement to, among other things, provide Related with customary registration rights with respect to its shares.

The management team, Michael Mazzei and Alan Fishman, as individuals, Douglas Durst, through a corporation, and the employers of Jonathan Bilzin, Richard O’Toole and Howard Park, had an interest in this agreement during calendar year 2017.

Amended and Restated Tax Receivable Agreement

The Continuing LCFH Limited Partners may from time to time (subject to the terms of the LLLP Agreement regarding exchange rights) cause LCFH to exchange an equal number of Series Units and shares of Class B common stock for shares of Class A common stock of Ladder on a one-for-one basis. LCFH (and each of its subsidiaries classified as a partnership for federal income tax purposes) intends to make an election under Section 754 of the Code effective for the taxable year in which the initial purchase occurs and each subsequent taxable year in which an exchange of Series Units and shares of Class B common stock for shares of Class A common stock occurs; LCFH made such an election beginning for the year ended December 31, 2015. The exchanges of Series Units and shares of Class B common stock for shares of Class A common stock may result, with respect to Ladder, in increases in the tax basis of the assets of LCFH that otherwise would not have been available. These increases in tax basis may reduce the amount of tax that Ladder would otherwise be required to pay in the future. These increases in tax basis may also decrease gains (or increase losses) on future dispositions of certain assets to the extent tax basis is allocated to those assets.

On December 31, 2014, in connection with the REIT Election, Ladder entered into the Amended and Restated Tax Receivable Agreement (the “Tax Receivable Agreement”) with LCFH, Series TRS, TRS I and each of the Continuing LCFH Limited Partners, which amended and restated the prior tax receivable agreement to provide that, in lieu of the existing tax benefit payments under the prior tax receivable agreement for the 2015 taxable year and beyond, TRS I will pay to the Continuing LCFH Limited Partners 85% of the amount of the benefits, if any, that TRS I realizes or under certain circumstances (such as a change in control) is deemed to realize as a result of (i) the increases in tax basis resulting from the exchange of Series TRS LP Units for an equal number of TRS Shares by the Continuing LCFH Limited Partners, (ii) any incremental tax basis adjustments attributable to payments made pursuant to the TRA Amendment, and (iii) any deemed interest deductions arising from payments made by TRS I under the TRA Amendment. Ladder will no longer be directly obligated to make any payments under the TRA Amendment, save those for taxable year 2014. However, subject to certain limitations as set forth in the Tax Receivable Agreement as to the maintenance of its REIT status, Ladder will guarantee the obligations of TRS I thereunder. The Tax Receivable Agreement was approved by our stockholders at a special meeting of stockholders in February 2015. For purposes of the Tax Receivable Agreement, subject to certain exceptions noted below, the benefit deemed realized by TRS I generally will be computed by comparing the actual income tax liability of TRS I (calculated with certain assumptions) to the amount of such taxes that TRS I would have been required to pay had there been no increase to the tax basis of the assets of LCFH as a result of the purchases or exchanges of Series TRS LP Units and had TRS I not derived any tax benefits in respect of payments made under the Tax Receivable Agreement. The term of the Tax Receivable Agreement will continue until all such tax benefits have been utilized or expired, unless TRS I exercises its right to terminate the Tax Receivable Agreement for an amount based on the present value of the agreed payments remaining to be made under the agreement. Estimating the amount of payments that may be made under the Tax Receivable Agreement is by its nature imprecise, insofar as the calculation of amounts payable depends on a variety of factors. The actual increase in tax basis, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending upon a number of factors, including:

•
the timing of any subsequent exchanges of Series TRS LP Units—for instance, the increase in any tax deductions will vary depending on the fair value, which may fluctuate over time, of the depreciable or amortizable assets of LCFH at the time of each exchange;

•
the price of shares of our Class A common stock at or around the time of the exchange—the increase in any tax deductions, as well as the tax basis increase in other assets, of LCFH is affected by the price of shares of our Class A common stock at the time of the exchange;

•	the extent to which such exchanges are taxable—if an exchange is not taxable for any reason, increased deductions will not be available;

•	the amount and timing of our income—TRS I generally will be required to pay 85% of the deemed benefits as and when deemed realized; and

•	the allocation of basis increases among the assets of LCFH and certain tax elections affecting depreciation.

If TRS I does not have taxable income, TRS I generally is not required (absent circumstances requiring an early termination payment) to make payments under the Tax Receivable Agreement for that taxable year because no benefit actually will have been realized. Nevertheless, any tax benefits that do not result in realized benefits in a given tax year likely will generate tax attributes that may be utilized to generate benefits in previous or future tax years and the utilization of such tax attributes will result in payments under the Tax Receivable Agreement. TRS I will have the right to terminate the Tax Receivable Agreement by making payments to the existing owners of LCFH calculated by reference to the present value of all future payments that the existing owners of LCFH would have been entitled to receive under the Tax Receivable Agreement using certain valuation assumptions, including assumptions that any Series TRS LP Units that have not been exchanged are deemed exchanged for the market value of the TRS Shares at the time of termination and that LCFH will have sufficient taxable income in each future taxable year to fully realize all potential tax savings. There may be a material negative effect on our liquidity if, as a result of timing discrepancies or otherwise, (a) the payments under the Tax Receivable Agreement exceed the actual benefits we realize in respect of the tax attributes subject to the Tax Receivable Agreement and/or (b) distributions to TRS I by LCFH are not sufficient to permit TRS I to make payments under the Tax Receivable Agreement after it has paid its taxes and other obligations. TRS I Corp’s obligations pursuant to the Tax Receivable Agreement will rank pari passu with its other general trade creditors. The payments under the Tax Receivable Agreement are not conditioned upon any recipient’s continued ownership of us or LCFH. An existing owner that exchanges its Series TRS LP Units and shares of Class B common stock for our Class A common stock will receive payments under the Tax Receivable Agreement until such time that it validly assigns or otherwise transfers its right to receive such payments.

The effects of the Tax Receivable Agreement on our consolidated balance sheet upon exchange of Series TRS LP Units are as follows:

•
We will record an increase in deferred tax assets for the estimated income tax effects of the increase in the tax basis of the assets owned by Ladder based on enacted federal, state and local income tax rates at the date of the transaction. To the extent we estimate that we will not realize the full benefit represented by the deferred tax asset, based on an analysis of expected future earnings, we will reduce the deferred tax asset with a valuation allowance;

•
We will record an increase in liabilities for 85% of the estimated realizable tax benefit resulting from (i) the increase in the tax basis of the purchased interests as noted above and (ii) certain other tax benefits related to entering into the Tax Receivable Agreement; and

•
We will record an increase to additional paid-in capital in an amount equal to the difference between the increase in deferred tax assets and the increase in liability due to the existing owners of LCFH under the Tax Receivable Agreement. The amounts to be recorded for both the deferred tax assets and the liability for our obligations under the Tax Receivable Agreement have been estimated. All of the effects of changes in any of our estimates after the date of the purchase will be included in our net income. Similarly, the effect of subsequent changes in the enacted tax rates will be included in net income.

In certain instances, payments under the Tax Receivable Agreement may be accelerated and/or significantly exceed the actual benefits we realize in respect of the tax attributes subject to the Tax Receivable Agreement. The Tax Receivable Agreement will provide that upon certain changes of control, or if, at any time, TRS I elects an early termination of the Tax Receivable Agreement, the amount of TRS I’s (or its successor’s) obligations with respect to exchanged or acquired Series TRS LP Units (whether exchanged or acquired before or after such transaction) would be based on certain assumptions. These assumptions will include the assumptions that (a) TRS I will have sufficient taxable income to fully utilize the deductions arising from the increased tax deductions and tax basis and other benefits related to entering into the Tax Receivable Agreement and (b) that the subsidiaries of LCFH will sell certain nonamortizable assets (and realize certain related tax benefits) no later than a specified date. Accordingly, payments under the Tax Receivable Agreement may be made years in advance of the actual realization, if any, of the anticipated future tax benefits and may be significantly greater than the actual benefits TRS I realizes in respect of the tax attributes subject to the Tax Receivable Agreement. In case of an early termination, TRS I’s obligations under the Tax Receivable Agreement could have a substantial negative impact on its liquidity and there is no assurance that we will be able to finance these obligations. Moreover, payments under the Tax Receivable Agreement will be based on the tax reporting positions that we determine in accordance with the Tax Receivable Agreement. Although we are not aware of any issue that would cause the IRS to challenge a tax basis increase, TRS I will not be reimbursed for any payments previously made under the Tax Receivable Agreement if the IRS subsequently disallows part or all of the tax benefits that gave rise to such prior payments, although future payments under the Tax Receivable Agreement will be reduced on account of such disallowances. As a result, in certain circumstances, payments could be made under the Tax Receivable Agreement that are significantly in excess of the benefits that TRS I actually realizes in respect of (a) the increases in tax basis resulting from TRS I’s purchases or exchanges of Series TRS LP Units, (b) any incremental tax basis adjustments attributable to payments made pursuant to the Tax Receivable Agreement, and (c) any deemed interest deductions arising from our payments under the Tax Receivable Agreement. Decisions made by the existing owners of LCFH in the course of running our business, such as with respect to mergers, asset sales, other forms of business combinations or other changes in control, may influence the timing and amount of payments that TRS I is required to make under the Tax Receivable Agreement. For example, the earlier disposition of assets following an exchange or acquisition transaction generally will accelerate payments under the Tax Receivable Agreement and increase the present value of such payments, and the disposition of assets before an exchange or acquisition transaction will increase LCFH’s existing owners’ tax liability without giving rise to any obligations to make payments under the Tax Receivable Agreement. Payments generally are due under the Tax Receivable Agreement within a specified period of time following the filing of TRS I’s tax return for the taxable year with respect to which the payment obligation arises, although interest on such payments will begin to accrue at a rate of LIBOR plus 200 basis points from the due date (without extensions) of such tax return.

The management team, Michael Mazzei and Alan Fishman, as individuals, Douglas Durst, through a corporation, and the employers of Jonathan Bilzin and Howard Park, had an interest in this agreement during calendar year 2017.

Commercial Real Estate Loans

From time to time, the Company may provide commercial real estate loans to entities affiliated with certain of our directors, officers or large shareholders who are, as part of their ordinary course of business, commercial real estate investors. These loans are made in the ordinary course of the Company’s business on the same terms and conditions as would be offered to any other borrower of similar type and standing on a similar property.

On March 13, 2017, Related Reserve IV LLC, an affiliate of Related Fund Management LLC (the “B Participation Holder”), purchased a $4.0 million subordinate participation interest (the “B Participation Interest”) in the up to $136.5 million mortgage loan (the “Loan”) secured by the Conrad hotels and condominiums in Fort Lauderdale, Florida from a subsidiary of the Company. The B Participation Interest earns interest at an annual rate of 17%, with the Company’s participation interest (the “A Participation Interest”) receiving the balance of all interest paid under the Loan. Upon an event of default under the Loan, all receipts will be applied to the payment of interest and principal on the Company’s share of the principal balance before the B Participation Holder receives any sums. The Company retains all control over the administration and servicing of the Loan, except that upon the occurrence of certain Loan defaults and other events, the B Participation Holder will have the option to trigger a buy-sell option, whereupon the Company shall have the right to either repurchase the B Participation Interest at par or sell the A Participation Interest to the B Participation Holder at par plus exit fees that would have been payable upon a borrower repayment. Because the participation interest was not pari passu and effective control continued to reside with the retained portions of the loans the transfers of any portion of this loan asset is considered a non-recourse secured borrowing in which the full loan asset remains on the Company’s consolidated balance sheets in mortgage loan receivables held for investment, net, at amortized cost and the sale proceeds are reported as debt obligations. For the year ended December 31, 2017, the Company incurred $0.5 million in interest expense related to this loan which is included in accrued expenses on the Company’s consolidated balance sheets.

On July 6, 2017, Ladder provided a $21.0 million first mortgage loan to a borrower affiliated with The Related Companies to facilitate the acquisition of two commercial condominium units in the Brickell Heights mixed use development in Miami, Florida. The borrowing entity, Brickell Heights Commercial LLC, is 80% owned by a joint venture between Related Special Assets LLC, a personal investment vehicle for certain principals of The Related Companies, and another investor, with the remaining 20% interest belonging to an affiliate of The Related Group of Florida. For the year ended December 31, 2017, the Company earned $0.3 million in interest income related to this loan. This loan was sold to a securitization trust on October 31, 2017.

Stockholders Agreement

On March 3, 2017, Ladder, Related and certain pre-IPO stockholders of Ladder, including affiliates of TowerBrook Capital Partners, L.P. and GI Partners L.P., closed a purchase by Related of $80.0 million of Ladder’s Class A common stock from the pre-IPO stockholders. As part of the closing of the transaction, Ladder and Related entered into a Stockholders Agreement, dated as of March 3, 2017, pursuant to which Jonathan Bilzin resigned from the Board, and all committees thereof, and Ladder appointed Richard O’Toole to replace Mr. Bilzin as a Class II Director on Ladder’s Board, each effective as of March 3, 2017. Pursuant to the Stockholders Agreement, Ladder granted to Related a right of first offer with respect to certain horizontal risk retention investments in which Ladder intends to retain an interest and Related agreed to certain standstill provisions.

Ladder Select Bond Fund

On October 18, 2016, Ladder Capital Asset Management LLC (“LCAM”), a subsidiary of the Company and a registered investment adviser, launched the Ladder Select Bond Fund (the “Fund”), a mutual fund. In addition, on October 18, 2016, the Company made a $10.0 million investment in the Fund, which is included in other assets in the Company’s combined consolidated balance sheets. As of December 31, 2017, members of senior management have $0.9 million invested in the Fund. LCAM earns a 0.75% fee on assets under management, which may be reduced for expenses incurred in excess of the Fund’s expense cap of 0.95%.

Conflicts of Interest and Related Party Transactions

The Board has adopted a written policy for approval of transactions between the Company and its directors, director nominees, executive officers, greater than five percent beneficial owners and their respective immediate family members, where the amount involved in the transaction exceeds or is expected to exceed $120,000 in a single calendar year and the related party to the transaction has or will have a direct or indirect material interest. The Audit Committee and Risk and Underwriting Committee review transactions subject to the policy and decide whether or not to approve or ratify those transactions. In doing so, such committees determine whether the transaction is in the best interests of the Company. In addition, our Nominating and Corporate Governance Committee also determines the impact or potential impact on a director’s independence in the event the related party is a director, an immediate family member of a director, or an entity in which a director is a partner, stockholder or executive officer. We cannot assure you that these policies will be successful in eliminating the influence of conflicts of interest. These policies may be amended from time to time at the discretion of our Board.

EXECUTIVE COMPENSATION

In this section we provide our stockholders with information to understand our compensation policies. We also discuss the compensation awarded to our Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers as of December 31, 2017 (collectively our “Named Executive Officers”).

Our Named Executive Officers for 2017 were:

•	Brian Harris, Chief Executive Officer;

•	Pamela McCormack, President;

•	Marc Fox, Chief Financial Officer;

•	Thomas Harney, Head of Merchant Banking & Capital Markets; and

•	Robert Perelman, Head of Asset Management.

This section consists of our Compensation Discussion and Analysis, which explains how and why we paid our Named Executive Officers for their efforts in 2017, and compensation tables and accompanying notes that detail the specific amounts and types of compensation we paid to our Named Executive Officers for 2017 in comparison to 2016 and 2015.

Compensation Discussion and Analysis

This compensation discussion and analysis describes the key principles and factors underlying our executive compensation policies and decisions for 2017 for our Named Executive Officers. The following discussion should be read in conjunction with other information presented in this proxy statement, including the information in the compensation tables and the footnotes to those tables.

Compensation Philosophy and Objectives

The Company strives to ensure its compensation program is simple and transparent. Our compensation philosophy is to align executive compensation with the interests of our stockholders and, therefore, to motivate our executives to attain financial objectives that our Board believes are primary determinants of long-term equity value while avoiding imprudent risk taking. The primary goal of our executive compensation program is to ensure that we hire and retain talented and experienced executives who are motivated to achieve or exceed our short-term and long-term Company goals. Our executive compensation programs are designed to reinforce a strong pay-for-performance orientation and to serve the following purposes:

•	to reward our Named Executive Officers for sustained financial and operating performance and leadership excellence;

•	to align the interests of our Named Executive Officers with those of our stockholders; and

•	to encourage our Named Executive Officers to remain with us for the long-term.

Setting Executive Compensation

Compensation recommendations for our Named Executive Officers are made to the Board annually by our Compensation Committee. In recommending compensation amounts for 2017, the Compensation Committee took into account current compensation arrangements (including arrangements negotiated in connection with employment agreements), as well as business and individual performance in light of actual market conditions.

Company Performance Evaluation. In making compensation recommendations for 2017, the Compensation Committee reviewed the Company’s performance results as compared to Comparable Companies (as defined below) and the overall environment in the commercial real estate finance REIT sector.

In its review of the Company’s 2017 performance, the Compensation Committee primarily focused on the following results:

•	Our Core EPS* for 2017 was $1.54 per share, as compared to $1.48 per share in 2016.

•	Our Core Earnings* for 2017 was $178.8 million, as compared to $158.2 million in 2016.

•
Our After-Tax Core Return on Average Equity (“ROAE”)* for the twelve months ended December 31, 2017 was 11.5%, which represented performance above the 90th percentile of the commercial finance REITs listed below (the “Business Comparables”).

•
Consideration of management’s continued emphasis to generate attractive risk-adjusted ROAE from primarily senior secured, moderately leveraged assets with a target adjusted leverage* ratio of 2x - 3x. During 2017, our adjusted leverage* ratio ranged between 2.5x and 2.9x at the end of each quarter.

*This financial measure is not calculated in accordance with accounting principles generally accepted in the United States (“GAAP”). For additional information concerning this non-GAAP financial measure, including a reconciliation to the most comparable GAAP financial measure, please see the annex to this Proxy Statement.

As further described in the annex to this Proxy Statement, we believe that Core Earnings, Core EPS and After-Tax Core ROAE are key performance metrics because they assist investors in comparing our operating performance across reporting periods on a consistent basis by excluding non-cash expenses and unrecognized results from derivatives and agency interest-only securities, which we believe makes comparisons across reporting periods more relevant by eliminating timing differences related to changes in the values of assets and derivatives.

The overall compensation levels for the Company over the past several years have placed the Company at the median of or below its peer group while its performance, as measured by ROAE, has been near or at the top of the range amongst the Business Comparables.

Performance-Based, Formulaic Approach. The Company’s compensation program remains well aligned with the Company’s performance, as aggregate compensation adjusts formulaically as Core Earnings increase or decrease. We view this formulaic approach as a form of performance-based compensation (higher Core Earnings results in higher management compensation, while lower Core Earnings necessarily results in lower management compensation), although the overall percentage of Core Earnings represented by management incentive compensation, including both cash bonus and equity grants, has remained relatively consistent, at 12.2% for 2017, 12.9% for 2016 and 12.0% for 2015. Importantly, a formulaic approach tied to Company performance enables both management and the Board to in turn devote their full attention to the business.

Role of our CEO. The Compensation Committee relied in part on Mr. Harris, our Chief Executive Officer, who makes specific compensation recommendations to the Committee based on the objectives and approach set by the Committee. Mr. Harris, like the Compensation Committee, took into account current compensation arrangements (including arrangements negotiated in connection with employment agreements), as well as business and individual performance in light of actual market conditions. Specifically, for each executive, Mr. Harris makes recommendations regarding annual incentive awards and long-term incentive awards, for review and discussion with, and consideration by, the Committee. Mr. Harris may attend meetings of the Compensation Committee at the request of the Committee chair, but does not attend executive sessions. The Committee then recommends executive compensation to the full Board for approval.

Role of the Compensation Consultant and Use of Peer Group Data. The Compensation Committee retains FPL Associates, L.P. (“FPL”) as its independent compensation consultant to advise it on matters related to the compensation of our Named Executive Officers and compensation program design. Management retained FPL in 2016 to assist it in formulating its recommendations to the Compensation Committee. FPL no longer performs executive compensation services for the Company other than its services to the Compensation Committee; the Company has asked FPL to perform discrete projects analyzing our employee equity plan and providing peer compensation data for rank and file employees. The Compensation Committee was aware of FPL’s previous work for management and has determined that FPL may serve as an independent adviser to the Compensation Committee in accordance with SEC guidelines.

In 2017, FPL provided the Compensation Committee with comparative market data on compensation practices and programs based on an analysis of peer companies and provided guidance on best practices. The reference group set forth below (the “Comparable Companies”) is composed of the companies that the Compensation Committee considers Ladder’s closest peers. Ladder’s multi-faceted business, when combined with its internally-managed structure, limits its direct comparability to other REITs and finance companies. Each of the Comparable Companies is an internally-managed, primarily real estate finance-focused company or commercial real estate investment company with median equity market capitalization of approximately $1.8 billion.

•	Colony Capital, Inc.

•	CYS Investments, Inc.

•	HFF, Inc.

•	iStar Financial

•	Kennedy-Wilson Holdings, Inc.

•	MFA Financial, Inc.

•	Nationstar Mortgage Holdings Inc.

•	PennyMac Financial Services, Inc.

•	Redwood Trust, Inc.

•	W.P. Carey & Co. LLC

•	Walker & Dunlop Inc.

The data from the Comparable Companies was used by the Compensation Committee to develop an understanding of the compensation practices of companies with which the Company competes for executive talent. It was not used for the purpose of setting “benchmark” compensation levels for the Company’s executive officers. The Compensation Committee considered the relative size of Ladder’s management team and employee base versus peers, the alignment between pay and performance as well as the relationship between the percentage of total assets, total revenues, market capitalization, and total equity being paid out in total compensation.

The Compensation Committee annually reviews the composition of the Comparable Company group to ensure that the companies included are appropriately comparable to us in terms of size, structure, investment focus and scope of operations. The Compensation Committee may change the composition of the group from time to time as appropriate (although no changes were made in 2017).

In addition to the above group of Comparable Companies (which was primarily used to understand the reasonableness of the Company’s pay level and structure as compared to the market), the Compensation Committee also evaluated our performance compared to the Business Comparables, i.e., internally- and externally-managed commercial finance REITs whose performance is more directly comparable to Ladder, namely:

•	Apollo Commercial Real Estate Finance, Inc.

•	Arbor Realty Trust Inc.

•	Ares Commercial Real Estate Corp.

•	Blackstone Mortgage Trust, Inc.

•	Granite Point Mortgage Trust Inc.

•	iStar Financial

•	KKR Real Estate Finance Trust Inc.

•	Redwood Trust, Inc.

•	Resource Capital Corp.

•	Starwood Property Trust, Inc.

•	TPG RE Finance Trust Inc.

Relative to the Business Comparables used in last year’s Proxy Statement, we added three newly public commercial mortgage REITs for which 2017 ROE data was available: Granite Point Mortgage Trust Inc., KKR Real Estate Finance Trust Inc. and TPG RE Finance Trust Inc. We removed RAIT Financial Trust in February 2018, with the company’s announcement that its board decided to discontinue its lending franchise and liquidate its real estate portfolio.

FPL also provided directional recommendations regarding the elements of compensation for each of the Named Executive Officers based on the Comparable Companies, the Company’s relative performance compared to commercial real estate finance REITs and Ladder’s compensation philosophy.

Elements of Compensation

Base Salary. We pay our Named Executive Officers a base salary based on the experience, skills, knowledge and responsibilities required of each officer. We believe base salaries are an important element in our overall compensation program because base salaries provide a fixed element of compensation that reflects job responsibilities and value to us.

Annual Cash Bonuses. Guidelines to determine annual cash bonuses (the “Bonus Guidelines”) for our Named Executive Officers are set forth in the Third Amended and Restated Employment Agreement between our operating subsidiary Ladder Capital Finance LLC (“LCF”) and Mr. Harris, dated May 22, 2017 (the “Harris Employment Agreement”). Pursuant to the Harris Employment Agreement, with respect to any calendar year, the aggregate cash bonus for the senior management team, composed of our Named Executive Officers, is 9% of Core Earnings. Of such 9%, Mr. Harris is entitled to receive an annual cash bonus equal to no less than 4.05% of Core Earnings for such year. For each of 2015, 2016 and 2017, our Board, with recommendations from the Compensation Committee, determined the individual annual cash bonuses payable to our Named Executive Officers based on individual and Company performance. The below graph shows the consistency and clear alignment of management cash bonuses to Core Earnings for the past three years.

Long-Term Equity Compensation. The Company maintains the 2014 Ladder Incentive Equity Plan (the “2014 Omnibus Incentive Plan”) from which it grants annual equity incentive awards to its employees, directors and Named Executive Officers. We expect that future equity compensation to our Named Executive Officers will be granted under the 2014 Omnibus Incentive Plan.

We believe that providing our Named Executive Officers with an equity interest in the Company brings their interests in line with those of our stockholders and that the best way to ensure our Named Executive Officers’ personal commitment to our long-term goals is to ensure that their financial rewards as stockholders will, over the long term, outweigh the cash compensation they earn as employees. As of December 31, 2017, our Named Executive Officers held interests in our Company comprising 6.9% of our total equity. In this regard, the interests of our Named Executive Officers and our other stockholders are strongly aligned. We also prohibit hedging and pledging of our shares by our officers and directors.

Grants of equity awards under the 2014 Omnibus Incentive Plan to members of management, directors and certain employees are generally made at the discretion of our Compensation Committee and our Board. In making equity award grants to our Named Executive Officers, the Compensation Committee considers a number of factors, including current compensation arrangements (including arrangements negotiated in connection with employment agreements), the executive’s position, the individual performance of the executive, the present equity ownership levels of the executive, internal pay equity and the level of the executive’s total annual compensation package compared to similar positions at other peer companies.

Pursuant to the Harris Employment Agreement, the Named Executive Officers’ annual equity incentive awards for each calendar year starting with 2017 will be of Class A common stock of the Company subject to the 2014 Omnibus Incentive Plan (the “Annual Restricted Stock Award”), with an aggregate value equal to not less than 1.0% of Ladder’s Equity Market Capitalization (as further described in the Harris Employment Agreement) for such calendar year. Mr. Harris’ portion of such pool is not less than 41%.

Including a vesting component to granted equity interests encourages our Named Executive Officers to remain with us over the applicable vesting period. For Named Executive Officers other than Mr. Harris, fifty percent of each Annual Restricted Stock Award is subject to time-based vesting criteria, and the remaining fifty percent of each Annual Restricted Stock Award is subject to performance-based criteria. The time-vesting portion of the Annual Restricted Stock Award vests in three equal installments on each of the first three anniversaries of the date of grant, subject to the applicable Annual Award Grantee’s continued employment on the applicable vesting date and subject to the applicable Executive Retirement Eligibility Date, as defined in the section captioned, “—Potential Payments upon Termination or Change in Control.” The performance-vesting portion of the Annual Restricted Stock Award vests in three equal installments on December 31 of each of the three performance years if we achieve our Performance Target (a return on equity, based on core earnings divided by the Company’s average book value of equity, equal to or greater than 8% for the year) for the applicable performance year, the achievement of which is generally determined by our Compensation Committee and the Board in February following the applicable performance year. If we miss the Performance Target during either the first or second performance year but meet the Performance Target for a subsequent performance year during the three-year performance period and our return on equity for such subsequent year and any years for which we missed our Performance Target equals or exceeds the compounded return on equity of 8%, the previously unearned performance-vesting restricted stock will vest on the last day of such subsequent year, subject to continued employment on the last day of each applicable performance year. If the term “core earnings” is no longer used in the Company’s SEC filings and approved by the Compensation Committee, then the Performance Target will be calculated using such other performance measurement defined in the Company’s SEC filings, as determined by the Compensation Committee.

Other Supplemental Benefits. Our Named Executive Officers are eligible for the following benefits on a similar basis as other eligible employees:

•	health, dental and vision insurance;

•	vacation and sick days;

•	life insurance;

•	short-term and long-term disability insurance; and

•	401(k) plan.

Compensation Committee Report

In connection with our oversight of the compensation programs of Ladder, we, the members of the Compensation Committee listed below, have reviewed and discussed with management, the Compensation Discussion and Analysis set forth above. Based upon the review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the Company’s 2017 Annual Report.

Submitted by the Compensation Committee:

Douglas Durst (Chair)

Alan Fishman

The above report will not be deemed to be incorporated by reference into any filing by us under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate the same by reference.

Summary Compensation Table

Under the rules and regulations of the SEC currently applicable to us, each year the “Summary Compensation Table” generally must disclose the salary paid, the annual cash incentive earned and the equity-based, long-term incentive granted to, and certain other compensation of, our Named Executive Officers for the three most recently completed fiscal years. The following table sets forth a summary of the compensation earned by our Named Executive Officers for 2017, 2016 and 2015.

Name and Principal Position	Year	Salary (1)	Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation (4)	All Other Compensation(5)	Total

Brian Harris	2017	$1,000,000	$6,412,032	$—	$7,200,000	$3,919	$14,615,951
Chief Executive Officer	2016	1,000,000	4,699,998	—	4,750,000	2,481	10,452,479
	2015	1,000,000	4,208,836	469,998	6,400,000	2,575	12,081,409
Pamela McCormack	2017	675,000	1,733,741	—	2,100,000	1,819	4,510,560
President	2016	600,000	1,549,995	—	1,625,000	1,305	3,776,300
	2015	600,000	1,139,328	127,501	1,975,000	1,339	3,843,168
Marc Fox	2017	450,000	815,893	—	750,000	3,919	2,019,812
Chief Financial Officer	2016	450,000	599,996	—	650,000	2,481	1,702,477
	2015	450,000	522,715	60,000	750,000	2,575	1,785,290
Thomas Harney	2017	500,000	817,959	—	700,000	3,919	2,021,878
Head of Merchant Banking & Capital Markets	2016	500,000	499,999	—	600,000	2,481	1,602,480
	2015	500,000	775,868	82,499	825,000	1,755	2,185,122
Robert Perelman	2017	300,000	744,032	—	725,000	3,919	1,772,951
Head of Asset Management	2016	300,000	499,999	—	725,000	1,641	1,526,640
	2015	300,000	435,597	50,000	725,000	1,735	1,512,332

(1)	Upon her promotion to President, Ms. McCormack’s annual base salary was increased from $600,000 to $750,000 effective July 1, 2017.

(2)
The values provided in this column represent the grant date fair value of restricted stock awards made to the Named Executive Officers with respect to the applicable fiscal years. For 2017, the values include Class A common and restricted stock granted on January 24, 2017 and February 18, 2017 that were intended to represent dividends in type and amount that the 2015 and 2016 stock option grants to management would have received had such options had dividend equivalent rights since grant. For a discussion of the assumptions made in the valuation of the restricted stock awards made with respect to fiscal year 2017, see Note 15 to the notes to consolidated financial statements set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 for the assumptions made in determining ASC 718 grant date fair values.

(3)
The actual grant date fair values of the 2015 Annual Option Awards granted to our Named Executive Officers were computed in accordance with FASB ASC Topic 718 using the Black Scholes model based on the following assumptions: (1) risk-free rate of 1.53%, (2) dividend yield of 10.3%, (3) expected life of six years and (4) volatility of 49.0%. For a discussion of the vesting schedule of the Annual Option Awards granted to our Named Executive Officers, please see the section captioned “—Grants Made Pursuant to the 2014 Omnibus Incentive Plan.”

(4)
The values provided in this column reflect the annual cash bonuses paid to our Named Executive Officers with respect to the applicable fiscal year pursuant to their respective employment agreements and the actual achievement of performance goals. Annual cash bonuses are generally paid by February 28 of the calendar year following the calendar year to which such annual cash bonus relates.

(5)
For 2017, 2016 and 2015, the values provided in this column include group term life insurance coverage and long-term disability coverage that were imputed income to each of our Named Executive Officers as follows:

Name	Year	Group Term Life Imputed Income	Long Term Disability Imputed Income
Brian Harris	2017	$3,225	$694
	2016	1,806	675
	2015	1,806	769
Pamela McCormack	2017	1,125	694
	2016	630	675
	2015	630	769
Marc Fox	2017	3,225	694
	2016	1,806	675
	2015	1,806	769
Thomas Harney	2017	3,225	694
	2016	1,806	675
	2015	966	769
Robert Perelman	2017	3,225	694
	2016	966	675
	2015	966	769

Grants of Plan-Based Awards for Fiscal Year

The following table summarizes the plan-based awards that were granted in the fiscal year ended December 31, 2017, for each Named Executive Officer.

Plan-Based Awards Granted During the Fiscal Year Ended December 31, 2017

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards Target ($)(1)(2)	Estimated Future Payouts Under Equity Incentive Plan Awards Target (#)(2)(3)	All Other Stock Awards: Number of Shares of Stock or Units (#)(2)(4)(5)	Grant Date Fair Value of Stock and Option Awards (6)
Brian Harris (7)	2/18/2017		169,675	171,277	$4,722,185
	2/21/2017	4,750,000
	12/21/2017		234,065	234,066	6,375,944
	12/29/2017	7,200,000
Pamela McCormack	2/18/2017		55,957	56,385	1,555,937
	2/21/2017	1,625,000
	12/21/2017		63,291	63,291	1,724,047
	12/29/2017	2,100,000
Marc Fox	2/18/2017		21,661	21,861	602,780
	2/21/2017	650,000
	12/21/2017		29,784	29,784	811,316
	12/29/2017	750,000
Thomas Harney	2/18/2017		18,051	18,352	504,182
	2/21/2017	600,000
	12/21/2017		29,784	29,784	811,316
	12/29/2017	700,000
Robert Perelman	2/18/2017		18,051	18,212	502,243
	2/21/2017	725,000
	12/21/2017		27,177	27,179	740,329
	12/29/2017	725,000

(1)	Reflects the annual cash bonuses awarded to the Named Executive Officers for their performance in 2017 and 2016. For tax planning purposes, cash bonuses earned for 2017 were paid in December 2017.

(2)	There is no threshold or maximum amount for annual cash bonuses and equity incentive plan awards.

(3)
Amounts reflect the performance-based portion of Annual Restricted Stock Awards granted pursuant to the 2014 Omnibus Plan. Performance-based shares vest in three equal installments on December 31 of each of the three performance years if we achieve our Performance Target (a return on equity, based on core earnings divided by the Company’s average book value of equity, equal to or greater than 8% for the year) for the applicable performance year, the achievement of which is generally determined by our Compensation Committee and the Board in February following the applicable performance year. If we miss the Performance Target during either the first or second performance year but meet the Performance Target for a subsequent performance year during the three-year performance period and our return on equity for such subsequent year and any years for which we missed our Performance Target equals or exceeds the compounded return on equity of 8%, the previously unearned performance-vesting restricted stock will vest on the last day of such subsequent year, subject to continued employment on the last day of each applicable performance year. If the term “core earnings” is no longer used in the Company’s SEC filings and approved by the Compensation Committee, then the Performance Target will be calculated using such other performance measurement defined in the Company’s SEC filings, as determined by the Compensation Committee.

(4)
Amounts represent stock dividends paid on the number of shares subject to the options granted to the Named Executive Officers in 2016 and 2015 (had such shares been outstanding) and the time-based portion of Annual Restricted Stock Awards granted pursuant to the 2014 Omnibus Plan. Time-based shares vest ratably on the first, second, and third year from the date of grant, while the stock dividends vest when the options with which they are associated vest.

(5)	No options were granted to the Named Executive Officers in 2017.

(6)	Represents the grant date fair value of the award, which is also the fair market value of the shares on the date of grant. No assumptions were used in the calculation of grant date fair value.

(7)	The stock granted to Mr. Harris was fully vested at grant following his Retirement Eligibility Date in early 2017 in accordance with the terms of the Harris Employment Agreement.

Outstanding Equity Awards at Fiscal Year End

The following table summarizes the total outstanding equity awards as of December 31, 2017, for each Named Executive Officer.

Outstanding Equity Awards at December 31, 2017

Name		Option awards (1)					Stock awards (1)
		Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable (2) (3)	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($) (3)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($) (4)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)

Brian Harris
2015 Annual Award	(5)	132,022			$11.87	2/18/26	—	$—
2014 Annual Award	(6)	317,062		—	$16.35	2/18/25	—	$—	—	$—
Total		449,084	—	—		—	—	$—	—	$—
Pamela McCormack								—
2017 Annual Award	(7)						126,582	$1,725,313
2016 Option Grant Dividends	(8)						180	$2,453
2016 Annual Awards	(9)						74,609	$1,016,921
2015 Annual Award	(5)	11,938	23,877		$11.87	2/18/26	32,468	$442,539
2014 Annual Award	(6)	56,602	28,301	—	$16.35	2/18/25	—	$—	—	$—
Total		68,540	52,178	—		—	233,839	$3,187,226	—	$—
Marc Fox
2017 Annual Award	(7)						59,568	811,912
2016 Option Grant Dividends	(8)						86	1,172
2016 Annual Awards	(9)						28,881	393,648
2015 Annual Award	(5)	5,618	11,236		$11.87	2/18/26	15,279	208,253
2014 Annual Award	(6)	26,532	13,265		$16.35	2/18/25
Total		32,150	24,501	—		—	103,814	$1,414,985	—	$—
Thomas Harney
2017 Annual Award	(7)						59,568	$811,912
2016 Option Grant Dividends	(8)						118	$1,608
2016 Annual Awards	(9)						24,067	$328,033
2015 Annual Award	(5)	7,725	15,449		$11.87	2/18/26	21,005	$286,298
2014 Annual Award	(6)	39,796	19,899		$16.35	2/18/25
Total		47,521	35,348	—		—	104,758	$1,427,851	—	$—
Robert Perelman
2017 Annual Award	(7)						54,356	$740,872
2016 Option Grant Dividends	(8)						70	$954
2016 Annual Awards	(9)						24,067	$328,033
2015 Annual Award	(5)	4,682	9,363		$11.87	2/18/26	12,729	$173,496
2014 Annual Award	(6)	21,438	10,720		$16.35	2/18/25
Total		26,120	20,083	—		—	91,222	$1,243,355	—	$—

(1)	All share-based awards were granted pursuant to the 2014 Omnibus Incentive Plan.

(2)
In connection with 2015 performance, the Named Executive Officers were granted Annual Option Awards on February 18, 2016, which vest in three equal installments on February 18 of each of 2017, 2018 and 2019, subject to continued employment on such applicable vesting dates. The options granted to Mr. Harris became fully vested in 2017 in accordance with the terms of the Harris Employment Agreement discussed below.

(3)
The 2014 Omnibus Incentive Plan provides for the equitable adjustment of outstanding awards upon the occurrence of certain events, including an extraordinary dividend, in order to preserve the intrinsic value of such awards. The Compensation Committee, which holds the authority to administer and interpret the Plan, determined it was necessary and appropriate, and in the best interests of the Company and its shareholders, to equitably adjust the outstanding stock option and restricted stock awards in respect of an extraordinary dividend paid in the fourth quarter of 2015 and to increase the number of shares available under the Plan to reflect the equitable adjustment of the stock options and restricted stock. The exercise price of the stock options was correspondingly equitably adjusted to reflect the additional shares. Such equitable adjustment is reflected in the table above.

(4)
This value represents the product of the closing market price of the Company’s Class A common stock on December 29, 2017 of $13.63 per share and the number of unvested Restricted Stock Awards held by each Named Executive Officer, assuming the threshold performance goals are achieved for those shares subject to performance-based criteria.

(5)
These are Annual Restricted Stock Awards granted in 2016 based on 2015 performance. The description of the vesting provisions with respect to the 2017 Restricted Annual Stock Awards below applies to the 2015 Annual Stock Awards as well, except that the vesting of the restricted performance and time-based shares that would have vested in early 2018 were accelerated and vested on December 21, 2017 for tax planning purposes. The restricted stock granted to Mr. Harris vested on his Retirement Eligibility Date in early 2017 in accordance with the terms of the Harris Employment Agreement and is therefore not depicted in this table. The Annual Option Awards for 2015 vest in equal amounts on each February 18 of 2017, 2018 and 2019 and include dividend equivalent rights.

(6)
These are Annual Option Awards granted in 2015 based on 2014 performance. The description of the vesting provisions with respect to the 2015 Annual Option Awards referenced above applies to the 2014 Annual Option Awards as well, with vesting of the 2014 Annual Option Awards occurring in 2016, 2017 and 2018.

(7)
These are Annual Restricted Stock Awards granted on December 21, 2017 based on 2017 performance. For Named Executive Officers other than Mr. Harris, fifty percent of each Annual Restricted Stock Award is subject to time-based vesting criteria, and the remaining fifty percent of each Annual Restricted Stock Award is subject to performance-based criteria. The time-vesting portion of the Annual Restricted Stock Award vests in three equal installments on each of the first three anniversaries of the date of grant, subject to the applicable Annual Award Grantee’s continued employment on the applicable vesting date and subject to the applicable Executive Retirement Eligibility Date, as defined in the section captioned, “—Potential Payments upon Termination or Change in Control.” The performance-vesting portion of the Annual Restricted Stock Award vests in three equal installments on December 31 of each of the three performance years if we achieve our Performance Target (a return on equity, based on core earnings divided by the Company’s average book value of equity, equal to or greater than 8% for the year) for the applicable performance year, the achievement of which is generally determined by our Compensation Committee and the Board in February following the applicable performance year. If we miss the Performance Target during either the first or second performance year but meet the Performance Target for a subsequent performance year during the three-year performance period and our return on equity for such subsequent year and any years for which we missed our Performance Target equals or exceeds the compounded return on equity of 8%, the previously unearned performance-vesting restricted stock will vest on the last day of such subsequent year, subject to continued employment on the last day of each applicable performance year. If the term “core earnings” is no longer used in the Company’s SEC filings and approved by the Compensation Committee, then the Performance Target will be calculated using such other performance measurement defined in the Company’s SEC filings, as determined by the Compensation Committee. The stock granted to Mr. Harris was fully vested at grant following his Retirement Eligibility Date in early 2017 in accordance with the terms of the Harris Employment Agreement and is not depicted in this table.

(8)
These shares represent stock dividends paid on the number of shares subject to the 2016 options (had such shares been outstanding) and vest with the time-vesting 2016 options they are associated with, subject to the Retirement Eligibility Date of the respective member of management. The stock dividends granted to Mr. Harris vested on his Retirement Eligibility Date in early 2017 in accordance with the terms of the Harris Employment Agreement and are therefore not depicted in this table.

(9)
These are Annual Restricted Stock Awards granted in 2017 based on 2016 performance. The description of the vesting provisions with respect to the 2017 Annual Restricted Stock Awards above applies to the 2016 Annual Stock Awards as well, except that the vesting of the restricted performance and time-based shares that would have vested in early 2018 were accelerated and vested on December 21, 2017. The restricted stock granted to Mr. Harris vested on his Retirement Eligibility Date in early 2017 in accordance with the terms of the Harris Employment Agreement and is therefore not depicted on this table.

Grants Made Pursuant to the 2014 Omnibus Incentive Plan

Annual Incentive Awards Granted in 2017 With Respect to 2017 Performance

On December 21, 2017, Mr. Harris, Ms. McCormack, Messrs. Fox, Harney, and Perelman received Annual Restricted Stock Awards with respect to 2017 performance with grant date fair values of $6.4 million, $1.7 million and $0.8 million, $0.8 million, and $0.7 million respectively, as follows:

Named Executive Officer	Grant date fair value of Annual Restricted Stock Award	Shares of Class A common stock subject to Annual Restricted Stock Award

Brian Harris	$6,375,944	468,131
Pamela McCormack	1,724,047	126,582
Marc Fox	811,316	59,568
Thomas Harney	811,316	59,568
Robert Perelman	740,329	54,356

In accordance with the Harris Employment Agreement, Mr. Harris’ annual awards were fully vested at grant. For Ms. McCormack and Messrs. Fox, Harney, and Perelman, fifty percent of each Annual Restricted Stock Award is subject to time-based vesting criteria, and the remaining fifty percent of each Annual Restricted Stock Award is subject to performance-based criteria. The time-vesting portion of the Annual Restricted Stock Award vests in three equal installments on each of the first three anniversaries of the date of grant, subject to the applicable Annual Award Grantee’s continued employment on the applicable vesting date and subject to the applicable Executive Retirement Eligibility Date, as defined in the section captioned, “—Potential Payments upon Termination or Change in Control.” The performance-vesting portion of the Annual Restricted Stock Award vests in three equal installments on December 31 of each of the three performance years if we achieve our Performance Target (a return on equity, based on core earnings divided by the Company’s average book value of equity, equal to or greater than 8% for the year) for the applicable performance year, the achievement of which is generally determined by our Compensation Committee and the Board in January following the applicable performance year. If we miss the Performance Target during either the first or second performance year but meet the Performance Target for a subsequent performance year during the three-year performance period and our return on equity for such subsequent year and any years for which we missed our Performance Target equals or exceeds the compounded return on equity of 8%, the previously unearned performance-vesting restricted stock will vest on the last day of such subsequent year, subject to continued employment on the last day of each applicable performance year. If the term “core earnings” is no longer used in the Company’s SEC filings and approved by the Compensation Committee, then the Performance Target will be calculated using such other performance measurement defined in the Company’s SEC filings, as determined by the Compensation Committee.

Annual Incentive Awards Granted in 2017 With Respect to 2016 Performance

On February 18, 2017, Mr. Harris, Ms. McCormack, Messrs. Fox, Harney, and Perelman received Annual Restricted Stock Awards with respect to 2016 performance with grant date fair values of $4.7 million, $1.55 million and $0.6 million, $0.5 millions, and $0.5 million respectively, as follows:

Named Executive Officer	Grant date fair value of Annual Restricted Stock Award	Shares of Class A common stock subject to Annual Restricted Stock Award

Brian Harris	$4,699,998	339,350
Pamela McCormack	1,549,995	111,913
Marc Fox	599,996	43,321
Thomas Harney	499,999	36,101
Robert Perelman	499,999	36,101

Other Stock Awards Granted in 2017

On January 24, 2017, Management Grantees received a Restricted Stock Award with a grant date fair value of $30,455, representing 2,191 shares of restricted Class A common stock. These shares represent stock dividends paid on the number of shares subject to the 2016 options (had such shares been outstanding) and vest with the time-vesting 2016 options they are associated with, subject to the Retirement Eligibility Date of the respective member of management.

On February 18, 2017, Management Grantees received cash of $1.0 million and a Stock Award with a grant date fair value of $48,475, representing 3,500 shares of Class A common stock, intended to represent dividends in type and amount that the 2015 stock option grant to management would have received had such options had dividend equivalent rights since grant. This grant also provides for future dividend equivalents that vest according to the vesting schedule of the 2015 stock option grant.

The total of both grants are as follows:

Named Executive Officer	Grant date fair value of Other Stock Awards	Shares of Class A common stock subject to Other Stock Awards

Brian Harris	$36,088	2,602
Pamela McCormack	9,695	699
Marc Fox	4,577	330
Thomas Harney	6,643	479
Robert Perelman	3,703	267

In accordance with the Harris Employment Agreement, Mr. Harris’ annual awards were fully vested at grant. The vesting of the Annual Restricted Stock Awards for the other Named Executive Officers is the same as described for the Annual Restricted Stock Awards with respect to 2017 performance.

Options Exercised and Stock Vested in Fiscal Year

The following table summarizes the options exercised and stock vested in the fiscal year ended December 31, 2017, for each Named Executive Officer.

Options Exercised and Stock Vested in the Fiscal Year Ended December 31, 2017

	Options Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Brian Harris	N/A	N/A	1,572,629	21,600,610
Pamela McCormack	N/A	N/A	246,629	3,396,214
Marc Fox	N/A	N/A	93,405	1,284,865
Thomas Harney	N/A	N/A	164,102	2,262,803
Robert Perelman	N/A	N/A	80,842	1,112,457

(1)	Represents the grant date fair value on the vesting date (closing price of shares on the vesting date multiplied by the number of shares that vested on that date).

Pension Benefits for 2017

We do not provide pension benefits to our Named Executive Officers.

Nonqualified Deferred Compensation for 2017

We provided no defined contribution plan for the deferral of compensation by our Named Executive Officers on a basis that is not tax-qualified during the fiscal year ended December 31, 2017.

Employment Agreements

Brian Harris. The Harris Employment Agreement provides for an indefinite term of employment, a base salary which shall not be less than $1,000,000 per annum and the opportunity to participate in LCF’s standard employee benefit programs. Pursuant to the Harris Employment Agreement, Mr. Harris is also eligible to receive an annual cash bonus for each calendar year of his employment with the Company of not less than 4.05% of Core Earnings for such calendar year. Mr. Harris is also eligible to receive an annual incentive stock award of an amount not less than 41% of the Senior Management Team’s Annual Equity Incentive Amount for such year, granted pursuant to the 2014 Omnibus Incentive Plan. The Senior Management Team’s Annual Equity Incentive Amount for the respective year is an amount that is not less than 1.0% of Ladder’s equity market capitalization, as further described in the Harris Employment Agreement. On February 11, 2017, in accordance with the previous Harris Employment Agreement, all outstanding equity awards held by Mr. Harris became fully vested; per such agreement future awards are fully vested upon grant. Mr. Harris is subject to a confidentiality covenant (with some specified exceptions), a one-year post- termination non-competition covenant and a two-year post-termination employee and customer non-solicitation covenant.

Pamela McCormack. The amended and restated employment agreement with Ms. McCormack (the “Original McCormack Employment Agreement”) dated as of January 23, 2014, and effective upon the closing of our IPO, provided for an indefinite term of employment, a base salary which shall not be less than $600,000 per annum, and the opportunity to participate in LCF’s standard employee benefit programs. For calendar years 2015 and thereafter, Ms. McCormack was eligible to receive a discretionary annual cash bonus, if any, from the annual cash bonus pool for our senior management team, as established by the Board and the Compensation Committee in accordance with the Harris Employment Agreement. For fiscal year 2015 and thereafter, Ms. McCormack was eligible to receive a discretionary annual equity incentive grant deemed appropriate by the Board and the Compensation Committee, in consultation with our Chief Executive Officer pursuant to the 2014 Omnibus Incentive Plan, of which 90% by value was an Annual Restricted Stock Award and 10% by value is an Annual Option Award (until the Board discontinued the granting of options starting with compensation earned for 2016 and the annual equity award then consisted 100% of restricted stock). Fifty percent of each Annual Restricted Stock Award is subject to time-based vesting criteria, and the remaining fifty percent of each Annual Restricted Stock Award is subject to performance-based criteria. The time-vesting portion of the Annual Restricted Stock Award vests in three equal installments on each of the first three anniversaries of the date of grant, subject to the Ms. McCormack’s continued employment on the applicable vesting date. The performance-vesting portion of the Annual Restricted Stock Award vests in three equal installments on December 31 of each of the three performance years if we achieve a return on equity, based on core earnings divided by the our average book value of equity, equal to or greater than 8% for such year. Pursuant to the Original McCormack Employment Agreement, Ms. McCormack is subject to a confidentiality covenant, a 90-day post- termination non-competition covenant and a one-year post-termination employee and customer non-solicitation covenant. Notwithstanding the foregoing, however, LCF, with the approval of the Board and after consultation with Mr. Harris, so long as Mr. Harris remains our Chief Executive Officer, may extend the post-termination non-compete period for an additional 90-day period if it provides Ms. McCormack with severance payments equal to three months of her base salary, payable in three monthly installments during such period of extension, and reimbursements for continued health care for up to six months.

In connection with her promotion to President, the second amended and restated employment agreement between LCF and Ms. McCormack (the “Amended McCormack Employment Agreement”), effective January 18, 2018, provides for an indefinite term of employment, a base salary which shall not be less than $750,000 per annum, and the opportunity to participate in LCF’s standard employee benefit programs. For calendar years 2018 and thereafter, Ms. McCormack shall be eligible to receive a cash bonus of an amount to be reasonably determined by Mr. Harris, in his capacity as our Chief Executive Officer in accordance with the framework in the Harris Employment Agreement. From and after Mr. Harris’ transition from his position as our Chief Executive Officer, Ms. McCormack shall receive a cash bonus of an amount not less than the greater of 1.2% of Core Earnings or the amount (expressed as a percentage) equal to the average of the percentage of Core Earnings represented by Ms. McCormack’s annual cash bonus for each of the most recent two calendar years for which Ms. McCormack was paid an annual cash bonus prior to Mr. Harris’ transition from his position as our Chief Executive Officer. For calendar years 2018 and thereafter, while Mr. Harris is our Chief Executive Officer, Ms. McCormack shall be eligible to receive an annual equity incentive grant with respect to such calendar year of her employment in such amount, type and terms as determined by Mr. Harris and subject to her Retirement Eligibility Date. From and after Mr. Harris has transitioned from his position as our Chief Executive Officer, Ms. McCormack shall receive an annual equity incentive grant for each calendar year during her continued employment with a value of at least the greater of $1,700,000 or the average of the value of the annual equity incentive grant awarded to Ms. McCormack for each of the two most recent calendar years for which she was granted an annual equity incentive grant while Mr. Harris was our Chief Executive Officer. The time-vesting portion of the Annual Restricted Stock Award vests in three equal installments on each of the first three anniversaries of the date of grant, subject to the Ms. McCormack’s continued employment on the applicable vesting date. The performance-vesting portion of the Annual Restricted Stock Award vests in three equal installments on December 31 of each of the three performance years if we achieve a return on equity, based on Core Earnings divided by the our average book value of equity, equal to or greater than 8% for such year. Ms. McCormack is subject to a confidentiality covenant, a one year post- termination non-competition covenant and an eighteen-month post-termination employee and customer non-solicitation covenant.

Marc Fox. The amended and restated employment agreement with Mr. Fox (the “Fox Employment Agreement”) dated as of January 23, 2014, and effective upon the closing of our IPO, provides for an indefinite term of employment, a base salary which shall not be less than $450,000 per annum, and the opportunity to participate in LCF’s standard employee benefit programs. The compensation provisions and confidentiality, non-competition and non-solicitation covenants in the Fox Employment Agreement are the same as those contained in the Original McCormack Employment Agreement.

Thomas Harney. The amended and restated employment agreement with Mr. Harney (the “Harney Employment Agreement”) dated as of January 23, 2014, and effective upon the closing of our IPO, provides for an indefinite term of employment, a base salary which shall not be less than $500,000 per annum, and the opportunity to participate in LCF’s standard employee benefit programs. The compensation provisions and confidentiality, non-competition and non-solicitation covenants in the Harney Employment Agreement are the same as those contained in the Original McCormack Employment Agreement.

Robert Perelman. The amended and restated employment agreement with Mr. Perelman (the “Perelman Employment Agreement”) dated as of January 23, 2014, and effective upon the closing of our IPO, provides for an indefinite term of employment, a base salary which shall not be less than $300,000 per annum, and the opportunity to participate in LCF’s standard employee benefit programs. The compensation provisions and confidentiality, non-competition and non-solicitation covenants in the Perelman Employment Agreement are the same as those contained in the Original McCormack Employment Agreement.

Potential Payments upon Termination or Change in Control

Cash Severance Pursuant to Employment Agreements

Brian Harris. Pursuant to the Harris Employment Agreement, upon a termination by LCF without cause or by Mr. Harris for good reason (in each case as defined in the agreement), subject to Mr. Harris’ execution of a release of claims in favor of LCF and its affiliates, he will be entitled to receive (i) cash severance equal to the greater of $10,000,000 or two times the sum of Mr. Harris’ annual base salary in effect at the time of termination and the average of the annual cash bonuses paid to him with respect to the two calendar years immediately preceding his termination (the “Harris Cash Severance”), 50% of which will be payable in a lump sum and 50% of which will be payable in twelve equal monthly installments, (ii) a prorated portion of Mr. Harris’ minimum annual cash bonus for the year in which such termination occurs, payable at the same time that performance bonuses for such calendar year are paid to our other senior executives, (iii) a prorated portion of Mr. Harris’ minimum annual equity incentive award for the year in which such termination occurs, payable at the same time as comparable equity incentives for such calendar year are granted to our other senior executives, and (iv) reimbursements for continued health care for up to two years immediately following Mr. Harris’ termination (as allowed by law). If Mr. Harris’ termination occurs within one year of a change in control (as defined in the 2014 Omnibus Incentive Plan) or if, as of the date of Mr. Harris’ termination, the Company has previously entered into a definitive binding agreement with a buyer that would result in a change in control and such definitive binding agreement remains in effect, then all of the Harris Cash Severance will be payable in a lump sum, as permitted by law.

Pamela McCormack. Pursuant to the Original McCormack Employment Agreement, upon a termination by LCF without cause or by Ms. McCormack for good reason (in each case as defined in the agreement), subject to Ms. McCormack’s execution of a release of claims in favor of LCF and its affiliates, Ms. McCormack was entitled to receive (i) cash severance equal to the lesser of $1,000,000 and the sum of Ms. McCormack’s annual base salary in effect at the time of termination and the average of Ms. McCormack’s annual cash bonuses with respect to the two calendar years immediately preceding her termination (the “McCormack Cash Severance”), 50% of which will be payable in a lump sum and 50% of which will be payable in twelve equal monthly installments, (ii) a prorated portion of Ms. McCormack’s target annual cash bonus for the year in which such termination occurs (the “Prorated Bonus”), based on our performance as of Ms. McCormack’s termination date as determined by our Compensation Committee, in consultation with our Chief Executive Officer, payable at the same time performance bonuses for such calendar year are paid to our other senior executives (provided that such Prorated Bonus, together with the McCormack Cash Severance, cannot exceed $1,000,000, and for such Prorated Bonus be payable, the McCormack Cash Severance may not exceed $1,000,000), and (iii) reimbursements for continued health care for up to three months (or six months, if LCF elects to extend the post-termination non-competition period applicable to Ms. McCormack) immediately following Ms. McCormack’s termination. If Ms. McCormack’s termination occurs within one year of a change in control (as defined in the 2014 Omnibus Incentive Plan) or if, as of the date of Ms. McCormack’s termination, the Company has previously entered into a definitive binding agreement with a buyer that would result in a change in control and such definitive binding agreement remains in effect, then all of the McCormack Cash Severance will be payable in a lump sum, as permitted by law.

Pursuant to the Amended McCormack Employment Agreement, upon a termination without cause by us or a termination for good reason by her (in each case as defined in the agreement), subject to Ms. McCormack’s execution of a release of claims in favor of LCF and its affiliates, Ms. McCormack would be entitled to receive (i) cash severance equal to one and a half (unless Ms. McCormack resigns for good reason during 2018, in which case, one (1)) times the sum of her annual base salary in effect at the time of termination and the average of her annual cash bonuses with respect to the two calendar years immediately proceeding her termination (the “McCormack Cash Severance”), 50% of which will be payable in a lump sum and 50% of which will be payable in twelve equal monthly installments, (ii) a prorated portion of Ms. McCormack’s target annual cash bonus for the year in which such termination occurs (the “Prorated Bonus”), as reasonably determined by Mr. Harris in his capacity as our Chief Executive Officer, based on our performance as of Ms. McCormack’s termination date, or if Mr. Harris is no longer our Chief Executive Officer at the time of Ms. McCormack’s termination, then a prorated portion of the greater of 1.2% or the amount (expressed as a percentage) equal to the average of the percentage of our core earnings represented by Ms. McCormack’s annual cash bonus for each of the most recent two calendar years for which Ms. McCormack has been paid a year end bonus prior to Mr. Harris’ transition from his position as Chief Executive Officer, payable at the same time performance bonuses for such calendar year are paid to our other senior executives; (iii) a prorated portion of the amount of Ms. McCormack’s target annual equity incentive grant for the year in which such termination occurs, as reasonably determined by Mr. Harris in his capacity as our Chief Executive Officer, based on our performance as of Ms. McCormack’s termination date relative to the hurdles set, or if Mr. Harris is no longer our Chief Executive Officer at the time of Ms. McCormack’s termination, then a prorated portion of a value equal to not less than the greater of $1,700,000 or the average of the value (at the time of grant) of the Annual Equity Incentive Grant granted to Ms. McCormack for each of the two most recent calendar years for which Ms. McCormack was granted an annual equity incentive grant prior to Mr. Harris’ transition from his position as Chief Executive Officer, payable at the same time performance bonuses for such calendar year are paid to our other senior executives; (iv) reimbursements for continued health care for up to eighteen months immediately following Ms. McCormack’s termination. If Ms. McCormack’s termination occurs within one year of a change in control (as defined in the 2014 Omnibus Incentive Plan) or if, as of the date of Ms. McCormack’s termination, the Company has previously entered into a definitive binding agreement with a buyer that would result in a change in control and such definitive binding agreement remains in effect, then all of the McCormack Cash Severance will be payable in a lump sum, as permitted by law.

Marc Fox, Thomas Harney and Robert Perelman. The provisions governing potential payments upon termination or change in control for each of Messrs. Fox, Harney and Perelman are the same as those contained in the Original McCormack Employment Agreement.

Equity Acceleration

Annual Incentive Equity Awards. With respect to the Annual Restricted Stock Awards and Annual Option Awards granted to our Named Executive Officers, upon a termination of employment or service due to death, disability, termination by us without cause or termination by the Named Executive Officer for good reason (each, as defined in the 2014 Omnibus Incentive Plan, which references the definitions in their employment agreements), the time-vesting portion of the Annual Restricted Stock Awards and the Annual Option Awards will accelerate and vest in full, and the unvested performance-vesting portion of the Annual Restricted Stock Awards will remain outstanding for the performance period and will vest to the extent we meet the applicable performance targets. On February 11, 2017, in accordance with the terms of the Harris Employment Agreement, all outstanding Annual Restricted Stock Awards, including the time-vesting portion and the performance-vesting portion, and all outstanding Annual Option Awards granted to Mr. Harris became fully vested, and any Annual Restricted Stock Awards and Annual Option Awards granted after the Harris Retirement Eligibility Date are fully vested at grant. For Messrs. Fox, Harney, and Perelman, upon February 11, 2019, and December 8, 2019 for Ms. McCormack (as applicable, the “Executive Retirement Eligibility Date”), the time-vesting portion of the Annual Restricted Stock Awards and the Annual Option Awards will become fully vested, and the time-vesting portion of any Annual Restricted Stock Awards and Annual Option Awards granted after the applicable Executive Retirement Eligibility Date will be fully vested at grant. Upon the occurrence of their respective Executive Retirement Eligibility Date, the performance-vesting portion of Ms. McCormack’s and Messrs. Fox, Harney, and Perelman’s Annual Restricted Stock Awards will remain outstanding for the performance period and will vest to the extent we meet the applicable performance target, regardless of continued employment with us or our subsidiaries following such Executive Retirement Eligibility Date.

As of December 31, 2017, upon a termination for cause (or upon a voluntary termination of employment after an event that would be grounds for a termination for cause) that occurred prior to the applicable Executive Retirement Eligibility Date, 10% of the vested portion of the Annual Restricted Stock Awards and Annual Option Awards granted to Ms. McCormack and each of Messrs. Fox, Harney and Perelman would terminate and be forfeited. Upon a termination of employment or service for any other reason prior to the applicable Executive Retirement Eligibility Date, with respect to each of each of Messrs. Fox, Harney and Perelman and Ms. McCormack’s Annual Restricted Stock Awards and Annual Option Awards, all unvested annual incentive awards would terminate and be forfeited. Pursuant to amendments to the Annual Restricted Stock Awards and Annual Option Awards for each of Messrs. Fox, Harney and Perelman and Ms. McCormack dated February 18, 2018, vested stock and options are no longer subject to such forfeiture.

Upon a change in control (as defined in the 2014 Omnibus Incentive Plan), any unvested portion of the Annual Restricted Stock Awards and Annual Option Awards granted to each of our Named Executive Officers, including Mr. Harris, will become fully vested, subject to continued employment through the closing of the change in control. Our Compensation Committee retains the right, in its sole discretion, to provide for the accelerated vesting (in whole or in part) of the Annual Restricted Stock Awards and Annual Option Awards.

Termination, Severance and Change in Control Arrangements

The table below sets forth payments that would have been due to each Named Executive Officer in case of termination without cause or resignation for good reason or a change in control as of December 31, 2017.

Named Executive Officer	Category of Payment	Termination Without Cause or Termination for Good Reason	Termination Upon Death or Disability	Change in Control Without Termination	Termination Without Cause or Termination for Good Reason Upon Change in Control

Brian Harris	Cash Severance(1)	$13,150,000	$—	$—	$13,150,000
	Accelerated Vesting of Stock-Based Awards(2)	—	—	—	—
	Continuation of Benefits and Perquisites(3)	74,084	—	—	74,084
	Total	$13,224,084	$—	$—	$13,224,084

Pamela McCormack(4)	Cash Severance(1)	$1,150,000	$—	$—	$1,150,000
	Accelerated Vesting of Stock-Based Awards(2)	1,636,856	1,636,856	3,229,249	3,229,249
	Continuation of Benefits and Perquisites(3)	15,898	—	—	15,898
	Total	$2,802,754	$1,636,856	$3,229,249	$4,395,147

Marc Fox	Cash Severance(1)	$1,112,500	$—	$—	$1,112,500
	Accelerated Vesting of Stock-Based Awards(2)	727,840	727,840	1,434,760	1,434,760
	Continuation of Benefits and Perquisites(3)	15,898	—	—	15,898
	Total	$1,856,238	$727,840	$1,434,760	$2,563,158

Thomas Harney	Cash Severance(1)	$1,125,000	$—	$—	$1,125,000
	Accelerated Vesting of Stock-Based Awards(2)	741,907	741,907	1,455,042	1,455,042
	Continuation of Benefits and Perquisites(3)	15,898	—	—	15,898
	Total	$1,882,805	$741,907	$1,455,042	$2,595,940

Robert Perelman	Cash Severance(1)	$1,075,000	$—	$—	$1,075,000
	Accelerated Vesting of Stock-Based Awards(2)	638,634	638,634	1,259,835	1,259,835
	Continuation of Benefits and Perquisites(3)	15,894	—	—	15,894
	Total	$1,729,528	$638,634	$1,259,835	$2,350,729

(1)
The values in this row represent the cash severance payable to the Named Executive Officers pursuant to their employment agreements upon a termination without cause by us or a termination for good reason by the Named Executive Officers, assuming a termination date of December 31, 2017, subject to an execution of a release of claims in favor of the Company. The cash severance provided with respect to Ms. McCormack and Messrs. Fox, Harney, and Perelman assumes that they would each receive $1,000,000 of cash severance in connection with a qualifying termination and would receive an additional $150,000, $112,500, $125,00, and $75,000 respectively, upon the Company’s election to extend their non-competition restrictions for an additional ninety days following each of their qualifying terminations, respectively. For a description of the employment agreements generally, see the section captioned, “—Employment Agreements.” As further described in the section captioned, “—Potential Payments upon Termination or Change in Control,” each of the Named Executive Officers is also entitled to receive a prorated portion of his or her target annual cash bonus for the year in which such termination occurs, payable at the same time that performance bonuses for such calendar year are paid to our other senior executives. In the case of Ms. McCormack and Messrs. Fox, Harney, and Perelman, such prorated bonus, together with each of their cash severances, cannot exceed $1,000,000, and for such prorated bonus to be payable, their severance cannot each exceed $1,000,000, not including the payment for the non-competition election. A termination on December 31, 2017, would require payment of a full-year annual cash bonus to Mr. Harris. The actual annual cash bonus amounts paid to Mr. Harris for calendar year 2017 is detailed in the section captioned,  “—Summary Compensation Table,” under the column entitled Non-Equity Incentive Plan Compensation.

(2)
The values in this row represent the value of stock-based awards that would be accelerated upon the specified events in the column headings, based on the closing market price of Class A common stock on December 29, 2017 of $13.63 per share. Upon a termination without cause or resignation for good reason on December 31, 2017, Ms. McCormack and each of Messrs. Fox, Harney, and Perelman would have fully vested in the time-vesting portion of the executive’s Annual Restricted Stock Awards. Performance-based shares remain outstanding eligible to vest upon the necessary return hurdles being met by the Company. Upon a termination due to death or disability on December 31, 2017, each of our Named Executive Officers would have fully vested in the remaining unvested time-vesting portion of any of his or her Annual Restricted Stock Award. Upon such a termination, performance-based shares remain outstanding and eligible to vest upon the necessary return hurdles being met by the Company. The fair market values of the outstanding performance-based shares on December 31, 2017 for Ms. McCormack, Messrs. Fox, Harney and Perelman are $1,592,393, $706,920, $713,135 and $621,201, respectively; these values are not included in the table. If, upon a change in control (or after the signing of definitive documentation related to the change in control but prior to its closing, the Named Executive Officer’s employment is terminated without cause or due to death or disability or the Named Executive Officer resigns for good reason), each of our Named Executive Officers would have fully vested in his or her Annual Restricted Stock Awards. Annual Option Awards vest in the same manner as the time-vesting portion of any Annual Restricted Stock Award. The unvested 2014 Annual Option Awards, with a strike price of $16.35, were “out of the money” as of December 31, 2017 and therefore were designated a zero value for the purposes of the table. The unvested 2015 Annual Option Awards, with a strike price of $11.87, were “in the money” as of December 31, 2017. The spread between the $11.87 strike price of the 2015 Annual Option Awards and the closing market price of Class A common stock on December 29, 2017, multiplied by the number of such unvested options outstanding, is included in the table.

(3)
The values in this row represent the value of reimbursements for continued health benefits and life and disability insurance to which the Named Executive Officers would be entitled pursuant to their employment agreements upon a termination without cause by us or a termination for good reason by the Named Executive Officers, assuming a termination date of December 31, 2017: $74,084 represents reimbursements for continued health care for up to two years immediately following Mr. Harris’ termination; $15,898 represents reimbursements for continued health care for up to six months immediately following each of Ms. McCormack, Mr. Fox, and Mr. Harney’s terminations; and $15,894 represents reimbursements for continued health care for up to six months for Mr. Perelman, assuming that LCF elects to extend the post-termination non-competition period applicable to Ms. McCormack and Messrs. Fox, Harney, and Perelman.

(4)
On January 18, 2018, Ms. McCormack entered into the Amended McCormack Employment Agreement, which, if effective as of December 31, 2017, would have provided that upon a termination without cause by us or a termination for good reason by her, she would be entitled to a cash severance of $3,825,000, accelerated vesting of time-based stock-based awards of $1,636,859, plus $1,592,393 if performance-based shares ultimately vested, and continued benefits totaling $47,695 representing reimbursements for continued health care for up to eighteen months immediately following Ms. McCormack’s termination. Ms. McCormack would also be entitled to a pro-rated cash bonus and equity award, which as of December 31, 2017, would comprise a full year.

CEO Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act (“the Dodd-Frank Act”), and Item 402(u) of Regulation S-K, we are providing the following information for the year ended December 31, 2017:

•	The median of the annual total compensation of all employees of the Company (other than our CEO), was $351,432; and the annual total compensation of Mr. Harris, our CEO, was $14,615,951.

•	Based on this information, for 2017, the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all employees was 41 to 1.

We completed the following steps to identify the median of the annual total compensation of all our employees and to determine the annual total compensation of our median employee and CEO:

•	As of December 31 2017, our employee population consisted of 68 employees.

•
To find the median of the annual total compensation of our employees (other than our CEO), we used each employee’s annualized year end base salary, cash bonus earned for 2017, overtime payments, sign-on bonuses and the grant date fair value of equity compensation granted in 2017. In making this determination, we annualized base salaries for full-time permanent employees who were employed on December 31, 2017, but did not work for us the entire year.

•	We identified our median employee using this compensation measure and methodology, which was consistently applied to all our employees included in the calculation.

•
After identifying the median employee, we added together all of the elements of such employee’s compensation for 2017 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $351,432, which includes group term life insurance coverage and long-term disability coverage imputed as income to all employees, to be consistent with the CEO annual total compensation described in the next sentence. With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2017 Summary Compensation Table in this proxy statement, which is also in accordance with the requirements of Item 402(c)(2)(x).

The Company’s CEO pay ratio disclosure may not provide a useful comparison of the Company to its peers because of the flexibility that each company is permitted in determining its ratio.

Director Compensation

The following table shows the compensation earned by each of our non-management directors during the fiscal year ended December 31, 2017.

Director Compensation Table for the Year Ended December 31, 2017

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total

Alan Fishman	$300,000	$74,998	$—	$—	$—	$—	$374,998
Mark Alexander	115,000	74,998	—	—	—	—	189,998
Douglas Durst	122,419	74,998	—	—	—	—	197,417
Richard O’Toole	82,796	75,616					158,412
Michael Mazzei	52,500	74,470					126,970

(1)	Represents the grant date fair value of the award, which is also the fair market value of the shares on the date of grant. No assumptions were used in the calculation of grant date fair value.

Narrative Disclosure Regarding Director Compensation Table

Director Annual Cash Compensation. LCF entered into a director agreement with Alan Fishman, dated September 22, 2008, which provides Mr. Fishman with a $300,000 fee per year for being our Non-Executive Chairman. The director agreement may terminate upon written notice of termination by Mr. Fishman or the Board of the Company or upon sale of the Company. Each of Messrs. Alexander, Durst, O’Toole, and Mazzei receive an annualized cash payment of $100,000 per year for his service on our Board, payable in monthly installments in the calendar month immediately following each completed month of service (or a prorated portion for any partial month of service). Additionally, our non-employee directors may receive $15,000 annually for service as a chairperson of our Audit Committee or Compensation Committee and $10,000 for service as a chairperson of our Nominating and Corporate Governance Committee.

Director Annual Restricted Stock Awards. On February 18, 2017, we granted restricted shares of our Class A common stock, pursuant to the 2014 Omnibus Incentive Plan (the “Director Annual Restricted Stock Awards”), to Messrs. Fishman, Alexander and Durst, each with a grant date fair value of $74,998, representing 5,415 shares each. The Director Annual Restricted Stock Awards vest in full on the one-year anniversary of the date of grant or upon a change in control of the Company, subject to continued service on our Board. Upon their respective appointments to the Board, Messrs. O’Toole and Mazzei each received a Commencement Restricted Stock Award with a grant date fair value of $75,616 and $74,470, respectively, representing 5,130 and 5,346 shares, respectively. The Commencement Restricted Stock Awards vest equally on each of the first three (3) anniversaries of the date of grant, subject to continued service on the Board on each such applicable vesting date.

In connection with Mr. Mazzei’s retirement as President, LCF and Mr. Mazzei entered into a separation agreement, dated June 22, 2017 (the “Separation Agreement”). Pursuant to the Separation Agreement, Mr. Mazzei was appointed as a Class III director of Ladder and, subject to certain exceptions, Mr. Mazzei’s unvested stock and stock options as of that date will continue to vest as they would have had he continued to be employed with Ladder as long as he continues to serve on the Board. Such unvested stock and stock options will not be subject to the original retirement eligibility date provided for in his employment agreement.

In order to further align their interests with the long-term interests of stockholders and further promote the Company’s commitment to sound corporate governance, all non-employee directors who serve in their individual capacity are subject to stock ownership guidelines for as long as they continue to serve as directors of the Company. We also prohibit hedging and pledging of our shares by our officers and directors.

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the year ended December 31, 2017. The information contained in this report shall not be deemed “soliciting material” or otherwise considered “filed” with the SEC, and such information shall not be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act except to the extent that the Company specifically incorporates such information by reference in such filing.

The Audit Committee currently consists of three members: Messrs. Alexander, Fishman and O’Toole. All of the members are independent directors under the NYSE and SEC audit committee structure and membership requirements. The Audit Committee has certain duties and powers as described in its written charter adopted by the Board. A copy of the charter can be found on the Company’s website at ir.laddercapital.com.

In fulfilling its oversight responsibility of appointing and reviewing the services performed by the Company’s independent registered public accounting firm, the Audit Committee carefully reviews the policies and procedures for the engagement of the independent registered public accounting firm, including the scope of the audit, audit fees, auditor independence matters and the extent to which the independent registered public accounting firm may be retained to perform non-audit services.

Management of the Company is responsible for the Company’s system of internal control and its financial reporting process. The Company’s independent registered public accountants, PricewaterhouseCoopers LLP (“PwC”), are responsible for performing an independent integrated audit of the Company’s consolidated financial statements and its internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and to issue a report thereon. The Audit Committee is responsible for the monitoring and oversight of these processes.

In connection with these responsibilities, the Audit Committee met with management and PwC to review and discuss the December 31, 2017 audited consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting. The Audit Committee also discussed with the independent registered public accountants the matters required by Auditing Standard No. 1301 (Communications with Audit Committees). The Audit Committee also received written disclosures and the letter from PwC as required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent registered public accountants their independence.

Based on the foregoing reviews and discussions, the Audit Committee recommended to the Board that the audited consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

Submitted by the Members of the Audit Committee

Mark Alexander (Chair), Alan H. Fishman and Richard O’Toole

PROPOSALS

Overview of Proposals

This Proxy Statement contains the following proposals requiring stockholder action:

(1)	Proposal 1 requests the reelection of Douglas Durst to the Board.

(2)	Proposal 2 requests the ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2018.

(3)	Proposal 3 is a non-binding, advisory vote to approve executive compensation (“Say on Pay”).

(4)	Proposal 4 is a non-binding, advisory vote on the frequency of advisory stockholder votes to approve executive compensation (“Say on Frequency”).

Each proposal is discussed in more detail below.

Proposal 1 — Reelection of Director

The Board has nominated Mr. Durst to be elected to serve until the 2021 annual meeting of stockholders after his reelection and until his successor is duly elected and qualified.

At the Annual Meeting, proxies cannot be voted for a greater number of individuals than the one nominee named in this Proxy Statement. Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, for the reelection of the Board’s nominee. If such nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxy holders may vote for any nominee designated by the present Board to fill the vacancy.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE REELECTION OF DOUGLAS DURST.

Proposal 2 — Ratification of Appointment of Independent Registered Public Accounting Firm

Under the Audit Committee’s charter, the Audit Committee is directly responsible for the appointment, retention and termination, evaluation, compensation, review and oversight of Ladder’s independent auditor. In fulfilling this responsibility, the Audit Committee evaluates and monitors the auditor’s qualifications, performance and independence and reviews and evaluates the lead audit partner. The Audit Committee also approves all audit engagement fees and terms associated with the retention of the independent auditors.

The Audit Committee has re-appointed PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm and as auditors of the Company’s audited consolidated financial statements for the fiscal year ending December 31, 2018. PwC has served as the Company’s independent registered public accounting firm since April 2009. The Audit Committee and the Board believe that the continued retention of PwC as the Company’s independent auditor is in the best interests of the Company and its stockholders.

At the Annual Meeting, the stockholders are being asked to ratify the appointment of PwC as the Company’s independent registered public accounting firm for 2018. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. Even if this appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

Representatives of PwC are expected to attend the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to questions.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Principal Accountant Fees and Services

The following table shows the fees accrued or paid to the Company’s independent registered public accounting firm for the years ended December 31, 2017 and 2016:

PricewaterhouseCoopers LLP	2017	2016

Audit Fees(1)	$3,249,740	$2,312,896
Audit-Related Fees(2)	31,100	—
Tax Fees(3)	1,949,371	1,850,000
All Other Fees (4)	1,960	1,960
Total	$5,232,171	$4,164,856

(1)
Audit fees relate to professional services rendered in connection with the audit of the Company’s annual financial statements and, for 2017 only, internal control over financial reporting included in the Company’s Annual Reports on Form 10-K, quarterly review of financial statements included in the Company’s Quarterly Reports on Form 10-Q, issuance of a comfort letter and consents, review of proxy disclosures, and audit services provided in connection with other statutory and regulatory filings.

(2)	Audit-related fees comprise fees for professional services that are reasonably related to the performance of the audit or review of the Company’s financial statements.

(3)
Per the table below, tax fees relate to professional services rendered in connection with tax audits, international tax compliance, and international tax consulting and planning services. Below is a breakout of the tax compliance services and consulting and advisory services provided by PwC during 2017 and 2016. Tax compliance services include the preparation of original and amended tax returns, refund claims, audit support, and tax payment planning. Consulting and advisory services include tax advice, planning, and consulting services. The evaluation, planning, and implementation of these tax-sensitive corporate strategies, and the development of an infrastructure to facilitate ongoing compliance with rules applicable to REITs, required substantial expertise.

Tax Service	2017	2016

Compliance	$1,549,363	$1,000,641
Consulting and Advisory	400,008	849,359
Total	$1,949,371	$1,850,000

(4)	Consists entirely of a subscription renewal for a license used for researching accounting guidance.

Pursuant to its Charter, the Audit Committee pre-approves all audit and non-audit services provided by the independent auditor and shall not engage the independent auditor to perform the specific non-audit services proscribed by law or regulation.

Proposal 3 — Non-Binding Advisory Vote on Executive Compensation

As the Company is no longer an Emerging Growth Company effective January 1, 2018, pursuant to the Dodd-Frank Act, and rules adopted by the SEC thereunder, our stockholders are entitled to cast a non-binding, advisory vote to approve the compensation of our Named Executive Officers identified in this proxy statement, commonly referred to as the Say on Pay vote.

Stockholders are urged to read the section of this proxy statement captioned “Executive Compensation,” and especially the Compensation Discussion and Analysis, which discusses our compensation philosophy and how Ladder’s compensation policies and practices implement our philosophy.

Ladder is requesting your non-binding vote to approve the following resolution:

RESOLVED, that the Company’s stockholders approve, on a non‑binding advisory basis, the compensation of the Named Executive Officers identified in the Proxy Statement for the 2018 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and narrative disclosure.

Although your vote is non-binding and advisory, the Board and the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE SAY ON PAY RESOLUTION TO APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS IDENTIFIED IN THIS PROXY STATEMENT.

Proposal 4 — Non-Binding Advisory Vote on the Frequency of the Non-Binding Advisory Vote on Executive Compensation

The Dodd-Frank Act also requires most publicly traded companies to allow their stockholders to vote, at least once every six years, on how frequently to conduct the stockholder advisory vote on Named Executive Officer compensation. This proposal, commonly referred to as “Say When on Pay” or “Say on Frequency,” is a non-binding advisory vote that allows stockholders to indicate whether they prefer an advisory vote on Named Executive Officer compensation every year, every two years or every three years.

We are providing you, as a stockholder, the opportunity to indicate your preference for the frequency of a “Say on Pay” vote through the following resolution:

RESOLVED, that the stockholders recommend that the Company hold a non-binding advisory vote on the compensation of the Company’s Named Executive Officers identified in the Proxy Statement every year, every two years or every three years, as determined by the alternative that receives the highest number of stockholder votes.

The Board has determined that a non-binding advisory vote on Named Executive Officer compensation that occurs once every three years is the most appropriate alternative for the Company, and therefore recommends that you vote for a three-year interval for the advisory vote on Named Executive Officer compensation. We believe that stockholders should take comfort in Ladder’s formulaic approach to compensation, which is directly aligned with Company performance, allowing management and the Board to devote their full attention to the business.

In determining to recommend that stockholders vote for a frequency of once every three years, the Board considered how an advisory vote at this frequency will provide our stockholders with sufficient time to evaluate the effectiveness of our overall compensation philosophy, policies, and practices in the context of our long-term business results for the corresponding period, while avoiding over-emphasis on short term variations in compensation and business results. An advisory vote occurring once every three years will also permit our stockholders to observe and evaluate the impact of any changes to our executive compensation policies and practices which have occurred since the last advisory vote on Named Executive Officer compensation, including changes made in response to the outcome of a prior advisory vote on Named Executive Officer compensation.
This vote is advisory and therefore not binding on the Company, our Board or the Compensation Committee, but the results of the vote will be considered in determining the frequency of future advisory votes on Named Executive Officer compensation.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR EVERY “3 YEARS” AS THE PREFERRED FREQUENCY FOR FUTURE ADVISORY VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION.

Other Matters

The Company knows of no other matters to be submitted to the stockholders at the Annual Meeting, other than the proposals referred to in this Proxy Statement. If any other matters properly come before the stockholders at the Annual Meeting, it is the intention of the persons named on the proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

Dated: April 26, 2018

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ Alan H. Fishman
Alan H. Fishman
Chairman of the Board of Directors

Annex

RECONCILIATION OF NON-GAAP MEASURES

We present Core Earnings, Core EPS, and After-Tax Core Return on Average Equity (“After-Tax Core ROAE”), which are non-GAAP financial measures, as supplemental measures of our performance. We believe Core Earnings, Core EPS and After-Tax Core ROAE assist investors in comparing our performance across reporting periods on a consistent basis by excluding non-cash expenses and unrecognized results from derivatives and Agency interest-only securities, which we believe makes comparisons across reporting periods more relevant by eliminating timing differences related to changes in the values of assets and derivatives. In addition, we use Core Earnings, Core EPS and After-Tax Core ROAE: (i) to evaluate our earnings from operations and (ii) because management believes that it may be a useful performance measure for us. Core Earnings is also used as a factor in determining the annual incentive compensation of our senior managers and other employees.

We consider the Class A common shareholders of the Company and limited partners of Ladder Capital Finance Holdings LLLP other than Ladder Capital Corp (“Continuing LCFH Limited Partners”) to have fundamentally equivalent interests in our pre-tax earnings and net income. Accordingly, for purposes of computing Core Earnings, Core EPS and After-Tax Core ROAE, we start with pre-tax earnings or net income and adjust for other noncontrolling interest in consolidated joint ventures but we do not adjust for amounts attributable to noncontrolling interest held by Continuing LCFH Limited Partners.

Core Earnings
We define Core Earnings as income before taxes adjusted to exclude (i) real estate depreciation and amortization, (ii) the impact of derivative gains and losses related to the hedging of assets on our balance sheet as of the end of the specified accounting period, (iii) unrealized gains/(losses) related to our investments in Agency interest-only securities, (iv) Economic Gains on Securitization transactions not recognized under GAAP accounting for which risk has substantially transferred during the period and the exclusion of resultant GAAP recognition of the related economics during the subsequent periods, (v) non-cash stock-based compensation and (vi) certain one-time transactional items.

For Core Earnings, we include adjustments for Economic Gains on Securitization transactions not recognized under GAAP accounting for which risk has substantially transferred during the period and exclusion of resultant GAAP recognition of the related economics during the subsequent periods. This adjustment is reflected in Core Earnings when there is a true risk transfer on the mortgage loan transfer and settlement. Historically, this has represented the impact of economic gains on (discounts) on intercompany loans secured by our own real estate which we had not previously been recognized because such gains were eliminated in consolidation. If the economic risk was not substantially transferred, however, no adjustments to net income would be made relating to those transactions for Core Earnings purposes. Management believes recognizing these amounts for Core Earnings purposes in the period of transfer of economic risk is a reasonable supplemental measure of our performance.

We do not designate derivatives as hedges to qualify for hedge accounting and therefore any net payments under, or fluctuations in the fair value of, our derivatives are recognized currently in our income statement. However, fluctuations in the fair value of the related assets are not included in our income statement. We consider the gain or loss on our hedging positions related to assets that we still own as of the reporting date to be “open hedging positions.” While recognized for GAAP purposes, we exclude the results on the hedges from Core Earnings until the related asset is sold and the hedge position is considered “closed,” whereupon they would then be included in Core Earnings in that period. These are reflected as “Adjustments for unrecognized derivative results” for purposes of computing Core Earnings for the period. We believe that excluding these specifically identified gains and losses associated with the open hedging positions adjusts for timing differences between when we recognize changes in the fair values of our assets and changes in the fair value of the derivatives used to hedge such assets.

Our investments in Agency interest-only securities are recorded at fair value with changes in fair value recorded in current period earnings. We believe that excluding these specifically identified gains and losses associated with the Agency interest-only securities adjusts for timing differences between when we recognize changes in the fair values of our assets. Set forth below is an unaudited reconciliation of Net Income to After-Tax Core Earnings ($ in thousands):

	Year Ended December 31,
	2017	2016		2015

Net income (loss)	$125,879	$113,720		$146,134
Income tax expense (benefit)	7,712	6,320		14,557
Income (loss) before taxes	133,591	120,040		160,691
Net (income) loss attributable to noncontrolling interest in consolidated joint ventures and operating partnership (GAAP) (1)	(258)	109		(1,568)
Our share of real estate depreciation, amortization and gain adjustments (2)	35,891	33,828		28,704
Adjustments for unrecognized derivative results (3)	(10,139)	(11,105)		(10,213)
Unrealized (gain) loss on Agency IO securities	(1,405)	56		1,249
Premium (discount) on mortgage loan financing, net of amortization	1,026	(482)		802
Non-cash stock-based compensation	20,043	19,039		10,277
One-time transactional adjustments	—	(3,272)	(4)	1,509	(5)
Core Earnings	178,749	158,213		191,451
Core estimated corporate tax benefit (expense) (6)	(9,265)	627		(10,884)
After-Tax Core Earnings	$169,484	$158,840		$180,567

(1)
Includes $31,684 and $29,036 of net income attributable to noncontrolling interest in consolidated joint ventures which are included in net (income) loss attributable to noncontrolling interest in operating partnership on the combined consolidated statements of income for the years ended December 31, 2017 and 2016, respectively.

(2)
The following is a reconciliation of GAAP depreciation and amortization to our share of real estate depreciation, amortization and gain adjustments amounts presented in the computation of Core Earnings in the preceding table ($ in thousands):

	Year Ended December 31,
	2017	2016	2015

Total GAAP depreciation and amortization	$40,332	$39,447	$39,061
Less: Depreciation and amortization related to non-rental property fixed assets	(93)	(114)	(108)
Less: Non-controlling interest in consolidated joint ventures’ share of accumulated depreciation and amortization	(1,290)	(2,519)	(2,830)
Our share of real estate depreciation and amortization	38,949	36,814	36,123

Realized gain from accumulated depreciation and amortization on real estate sold (see below)	(2,277)	(3,007)	(7,965)
Less: Non-controlling interests in consolidated joint ventures’ share of accumulated depreciation and amortization on real estate sold	17	21	546
Our share of accumulated depreciation and amortization on real estate sold	(2,260)	(2,986)	(7,419)

Less: Operating lease income on above/below market lease intangible amortization	(798)	—	—

Our share of real estate depreciation and amortization and gain adjustments	$35,891	$33,828	$28,704

GAAP gains/losses on sales of real estate include the effects of previously recognized real estate depreciation and amortization. For purposes of Core Earnings, real estate depreciation and amortization are eliminated and, accordingly, the resultant gain/losses must also be adjusted. Following is a reconciliation of the related consolidated GAAP amounts to the amounts reflected in Core Earnings.

	Year Ended December 31,
	2017	2016	2015

GAAP realized gain on sale of real estate, net	$11,423	$20,636	$40,386
Adjusted gain/loss on sale of real estate for purposes of Core Earnings	(9,163)	(17,650)	(32,967)
Our share of accumulated depreciation and amortization on real estate sold	$2,260	$2,986	$7,419

(3)
The following is a reconciliation of GAAP net results from derivative transactions to our hedging unrecognized result presented in the computation of Core Earnings in the preceding table ($ in thousands):

	Year Ended December 31,
	2017	2016	2015

Net results from derivative transactions	$(12,641)	$(1,409)	$(38,937)
Plus: Hedging interest expense	15,320	29,870	26,820
Plus: Hedging realized result	7,460	(17,356)	22,330
Adjustments for unrecognized derivative results	$10,139	$11,105	$10,213

(4)
We recorded an additional $3.3 million income tax expense for the year ended December 31, 2016, for a proposed tax settlement for pre-acquisition liabilities on certain corporate entities acquired in certain transactions effected immediately prior to our initial public offering. We also recorded other income of $3.3 million for the year ended December 31, 2016, relating to the expected recovery of these amounts pursuant to an indemnification. While these items are presented on a gross basis, there was no impact to either net income or core earnings. Accordingly, since pre-tax income excludes the tax effect but includes the recovery pursuant to indemnification, the recovery amount must also be excluded from Core Earnings.

(5)	One-time transactional adjustment for costs related to restructuring the Company for REIT-related operations. All costs were expensed and accrued for in the period incurred.

(6)	Core estimated corporate tax benefit (expense) based on effective tax rate applied to Core Earnings generated by the activity within our taxable REIT subsidiaries.

Core EPS
Core EPS is defined as After-Tax Core Earnings divided by the Adjusted weighted average shares outstanding (diluted) during the period. The Adjusted weighted average shares outstanding (diluted) is defined as the GAAP weighted average shares outstanding (diluted), adjusted for shares issuable upon conversion of all Class B shares, if excluded from the GAAP measure because they would have an anti-dilutive effect. The inclusion of shares issuable upon conversion of Class B shares is consistent with the inclusion of income attributable to noncontrolling interest in operating partnership in Core Earnings and After-Tax Core Earnings.

Set forth below is an unaudited reconciliation of Weighted average shares outstanding (diluted) to Adjusted weighted average shares outstanding (diluted) ($ in thousands):

	Year Ended December 31,
	2017	2016	2015

Weighted average shares outstanding (diluted)	$109,705	$107,639	$51,871
Weighted average shares issuable to converted Class B shareholders	—	—	45,933
Adjusted weighted average shares outstanding (diluted)	$109,705	$107,639	$5,938
Set forth below is an unaudited computation of Core EPS ($ in thousand except per share amounts):

	Year Ended December 31,
	2017	2016	2015

After-Tax Core Earnings	$169,484	$158,840	$180,567
Adjusted weighted average shares outstanding (diluted)	109,705	107,639	97,804
Core EPS	$1.54	$1.48	$1.85

After-Tax Core ROAE
After-Tax Core ROAE is presented on an annualized basis and is defined as After-Tax Core Earnings divided by the average Total shareholders' equity and Noncontrolling interest in operating partnership during the period. The inclusion of Noncontrolling interest in operating partnership is consistent with the inclusion of income attributable to noncontrolling interest in operating partnership in After-Tax Core Earnings. Set forth below is an unaudited computation of After-Tax Core ROAE ($ in thousands):

	Year Ended December 31,
	2017	2016	2015

After-Tax Core Earnings	$169,484	$158,840	$180,567
Average shareholders' equity and NCI in operating partnership	1,477,479	1,486,772	1,498,268
After-Tax Core ROAE	11.5%	10.7%	12.1%
Adjusted leverage

We present adjusted leverage, which is a non-GAAP financial measure, as a supplemental measure of our performance. We define adjusted leverage as the ratio of (i) debt obligations, net of deferred financing costs, adjusted for non-recourse debt obligations related to securitizations that are consolidated on our GAAP balance sheet to (ii) GAAP total equity. We believe adjusted leverage assists investors in comparing our leverage across reporting periods on a consistent basis by excluding non-recourse debt related to securitized loans. Set forth below is an unaudited computation of adjusted leverage ($ in thousands):

	December 31, 2017		December 31, 2016

GAAP debt obligations, net	$4,379,826		$3,942,138
Less: CLO debt	(688,479)	(1)	—
Adjusted debt obligations	3,691,347		3,942,138

GAAP total equity	1,488,146		1,509,555

Adjusted leverage	2.5		2.6

(1)
We contributed over $888.4 million worth of balance sheet loans into two CLO securitizations that remain on our balance sheet for accounting purposes, but are excluded from debt obligations for adjusted leverage calculation purposes.

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/LADR2018**

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E45304-P07390

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

LADDER CAPITAL CORP

The Board of Directors recommends you vote FOR Proposals 1, 2 and 3 and for "3 YEARS" on Proposal 4.

		1 Year	2 Years	3 Years	Abstain
4.	Approval of a non-binding, advisory resolution on the frequency of future advisory stockholder votes to approve executive compensation ("Say on Frequency").	☐	☐	☐	☐

In their discretion, proxy holders are authorized to vote upon such other business as may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E45305-P07390

LADDER CAPITAL CORP
Annual Meeting of Stockholders
June 5, 2018, 11:00 AM, EDT
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Marc Fox and Kelly Porcella, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A common stock and Class B common stock of LADDER CAPITAL CORP that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 AM, EDT on June 5, 2018, at *www.virtualshareholdermeeting.com/LADR2018*, or any adjournment(s) or postponement(s) thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side